As filed with the Securities and Exchange Commission on March 18, 1999

                                                      Registration No. 333-67871
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                          __________________________

                                   FORM SB-2
                            Registration Statement
                       Under the Securities Act of 1933
                          __________________________

                         HOUSTON INTERWEB DESIGN, INC.
            (Exact name of Registrant as specified in its charter)

                               (AMENDMENT NO. 1)

           TEXAS                         7310                   76-0532709
(State or other jurisdiction      (Primary Standard          (I.R.S. Employer
     of incorporation or      Industrial Classification   Identification Number)
        organization)               Code Number)

                                                       HARRY L. WHITE
      HOUSTON INTERWEB DESIGN, INC.             HOUSTON INTERWEB DESIGN, INC.
     1770 ST. JAMES PLACE, SUITE 420              1770 ST. JAMES, SUITE 420
          HOUSTON, TEXAS 77056                      HOUSTON, TEXAS 77056
             (713) 627-9494                            (713) 627-9494
      (Address and telephone number          (Name, address and telephone number
     of principal executive offices)                of agent for service)

                                  Copies To:
                              THOMAS C. PRITCHARD
                           BREWER & PRITCHARD, P.C.
                            1111 BAGBY, 24TH FLOOR
                             HOUSTON, TEXAS 77002
                             PHONE (713) 209-2911
                           FACSIMILE (713) 209-2921

                          __________________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


     TITLE OF EACH CLASS OF               AMOUNT            PROPOSED MAXIMUM           PROPOSED MAXIMUM
        SECURITIES TO BE                  BEING              OFFERING PRICE               AGGREGATE              AMOUNT OF
           REGISTERED                   REGISTERED            PER SHARE(1)           OFFERING PRICE(1)(2)    REGISTRATION FEE(3)
Common Stock...................         1,169,300               .0156799                  $18,334.51               $100.00
TOTAL..........................         1,169,300               .0156799                  $18,334.51               $100.00


                          __________________________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)  The book value of the Common Stock, calculated pursuant to Rule 457(f).
(3) Previously paid with the original filing of the Form SB-2 on November 24, 1998.
                          __________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED MARCH 18, 1999


                         HOUSTON INTERWEB DESIGN, INC.



  DISTRIBUTION OF 750,000 SHARES OF COMMON STOCK HELD BY PINKMONKEY.COM ,INC.
     RESALE OF 419,300 SHARES OF COMMON STOCK HELD BY SELLING STOCKHOLDERS



     This prospectus relates to the registration of the distribution by PinkMonkey.com, Inc. of 750,000 shares of company common stock to its shareholders of record as of February 15, 1999. This prospectus also relates to the resale of 419,300 shares of company common stock currently outstanding, which may be sold by the selling stockholders. Shares offered by the selling stockholders may be sold by one or more of the following methods without limitation:

     - ordinary brokerage-dealer transactions in which a broker solicits purchases; or

     - face to face transactions between the selling stockholders and purchasers without a broker-dealer.

     A current prospectus must be in effect at the time of the sale of the shares of common stock. Each selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a current prospectus at the time of the sale. The company will not receive any proceeds from the distribution to PinkMonkey.com shareholders or the resale of common stock by the selling stockholders.

     As the distribution and the resale of the shares of common stock is being registered under the Securities Act of 1933, holders who subsequently resell shares to the public may be deemed to be underwriters. As a result, they may be subject to certain statutory liabilities if the registration statement contains a material misstatement or omits a statement of material fact. The company has not agreed to indemnify any of the PinkMonkey.com shareholders or the selling stockholders regarding such liability.

     Currently, there is no market for the company's shares.

                          __________________________


     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                          __________________________


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          __________________________


     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROSPECTUS OR IN OUR DOCUMENTS THAT WE FILED WITH THE SEC. ACCORDINGLY, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROSPECTUS DOES NOT EXTEND TO YOU. THE INFORMATION IN THE PROSPECTUS SPEAKS ONLY AS OF THIS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.



                The date of this prospectus is March 18, 1999.

                               TABLE OF CONTENTS


                                                                                 PAGE
                                                                                 ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

  WE HAVE A LIMITED OPERATING HISTORY WITH A HISTORY OF LOSSES AND
  WE ANTICIPATE LOSSES UNTIL AT LEAST THE YEAR 2000. . . . . . . . . . . . . . . . .2
  OUR WORKING CAPITAL REQUIREMENTS MAY REQUIRE US TO PURSUE ADDITIONAL
   FINANCING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
  OUR FINANCIAL STATEMENTS HAVE BEEN PREPARED ASSUMING WE WILL BE ABLE TO
   CONTINUE AS A GOING CONCERN . . . . . . . . . . . . . . . . . . . . . . . . . . .2
  A VARIETY OF FACTORS MAY CAUSE OUR QUARTERLY OPERATION RESULTS TO FLUCTUATE. . . .3
  AS AN ADVERTISING MEDIUM THE INTERNET IS STILL AN EVOLVING MARKET. . . . . . . . .3
  OUR BUSINESS MODEL IS UNPROVEN AND DEPENDS on the Market's
  ACCEPTANCE OF OUR SITEBLAZER NETWORK . . . . . . . . . . . . . . . . . . . . . . .3
  RISK OF SYSTEM FAILURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
  OUR ABILITY TO ADAPT TO RAPIDLY CHANGING TECHNOLOGY. . . . . . . . . . . . . . . .4
  VARIOUS FACTORS RELATING TO COMPETITION IN THE INTERNET INDUSTRY . . . . . . . . .4
  OUR ABILITY TO EFFECTIVELY MANAGE GROWTH IN OUR OPERATIONS . . . . . . . . . . . .5
  WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL. . . . . . . . . . . . . . . . . . . . .5
  WE DEPEND ON THIRD PARTIES TO DISTRIBUTE OUR PRODUCTS AND SERVICES . . . . . . . .5
  OUR BUSINESS IS DEPENDENT ON THE MAINTENANCE OF THE INTERNET
   INFRASTRUCTURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
  WE ARE DEPENDENT ON OUR PROPRIETARY RIGHTS . . . . . . . . . . . . . . . . . . . .6
  RISKS OF INFRINGEMENT IN INTERNET-RELATED INDUSTRIES . . . . . . . . . . . . . . .6
  POSSIBLE ADDITIONAL TAX BURDENS. . . . . . . . . . . . . . . . . . . . . . . . . .6
  GOVERNMENT REGULATION OF INTERNET ACTIVITIES . . . . . . . . . . . . . . . . . . .7
  THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK . . . . . . . . . . . . . . . . . .7
  POSSIBLE VOLATILITY OF STOCK PRICE . . . . . . . . . . . . . . . . . . . . . . . .7
  SHARES ELIGIBLE FOR FUTURE SALE. . . . . . . . . . . . . . . . . . . . . . . . . .7
  CONFLICTS OF INTEREST BETWEEN THE COMPANY AND PINKMONKEY.COM . . . . . . . . . . .8
  PINKMONKEY.COM MAY BE DEEMED TO BE AN UNDERWRITER. . . . . . . . . . . . . . . . .8
  STATUS OF PINKMONKEY SHAREHOLDERS WHO RESELL COMMON STOCK. . . . . . . . . . . . .8
  PENNY STOCK REGULATIONS MAY DECREASE YOUR ABILITY TO SELL OUR COMMON STOCK . . . .8
  YEAR 2000 IMPLICATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
  CONTINUED CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS. . . . . . . .9
  ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR AMENDED AND
  RESTATED ARTICLES OF INCORPORATION AND BY-LAWS AND THE POSSIBLE ISSUANCE OF
   PREFERRED STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
  LACK OF DISINTERESTED, INDEPENDENT DIRECTORS . . . . . . . . . . . . . . . . . . .9

Note Regarding Forward-looking Statements. . . . . . . . . . . . . . . . . . . . . .9
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Management's Discussion And Analysis of Financial Condition And Results of
 Operation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Results of Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Divisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Affiliated Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Description of Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Certain Transactions And Organization Within Last Five Years . . . . . . . . . . . 22
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Shares Eligible For Future Sale. . . . . . . . . . . . . . . . . . . . . . . . . . 22
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Interest of Named Experts And Counsel. . . . . . . . . . . . . . . . . . . . . . . 26
Disclosure of Commission Position on Indemnification for Securities Act
 Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Market for Common Equity and Related Stockholder Matters . . . . . . . . . . . . . 26
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26


                              PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus. It is not complete and may not contain all of the information that you should consider. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements. The company's principal executive office is located at 1770 St. James Place, Suite 420, Houston, Texas 77056, (713) 627-9494. Unless otherwise indicated, this prospectus reflects a 165-for-one forward stock split that occurred in August 1998.

                                   KEY FACTS


The Company . . . . . . . . . . . .     Houston Interweb Design is a web site
                                        development company specializing in
                                        the design, creation and marketing of
                                        cost-effective Internet products.

Common Stock to be Distributed  . .     750,000 shares to be distributed to
                                        the shareholders of record of
                                        PinkMonkey.com, Inc.("PinkMonkey.com")
                                        as of February 15, 1999.

Common Stock to be Resold . . . . .     419,300 shares by selling
                                        stockholders.

Common Stock Outstanding  . . . . .     16,448,300 shares

Risk Factors  . . . . . . . . . . .     An investment in the shares of common
                                        stock involves a high degree of risk.
                                        Prospective investors should review
                                        carefully the information set forth
                                        under "Risk Factors" beginning on
                                        page 2.

No Proceeds . . . . . . . . . . . .     The distribution and resale will
                                        result in no proceeds to the company.

Lack of Market  . . . . . . . . . .     There is currently no market for the
                                        common stock, and there is no
                                        assurance that any market will
                                        develop. If a market develops for the
                                        company's securities, it will likely
                                        be limited, sporadic and highly
                                        volatile.


SUMMARY FINANCIAL DATA

     THE FINANCIAL INFORMATION PRESENTED BELOW IS DERIVED FROM THE AUDITED FINANCIAL STATEMENTS OF THE COMPANY FOR THE PERIOD FROM INCEPTION (AUGUST 9,
1996) THROUGH JULY 31, 1997, AND FOR THE YEAR ENDED JULY 31, 1998, AND UNAUDITED INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1998, AS COMPARED TO THE SIX MONTHS ENDED JANUARY 31, 1999.


                                                AUDITED                                 UNAUDITED
                                                -------                                 ---------
                                    PERIOD ENDED       YEAR ENDED        SIX MONTHS ENDED       SIX MONTHS ENDED
                                    JULY 31, 1997     JULY 31, 1998      JANUARY 31, 1998       JANUARY 31, 1999
                                    -------------     -------------      ----------------       ----------------
Revenues  . . . . . . . . . . .       $185,994           $628,070            $262,437               $258,747

Total Expenses  . . . . . . . .        225,824          1,402,169             277,069                770,029
                                    -------------     -------------      ----------------       ----------------
  Income (Loss) Before
  Federal Income Tax  . . . . .        (69,830)          (774,099)            (14,632)              (511,282)

Federal Income Tax (Benefit)  .         (4,998)             7,496               1,045                  2,498

Net Loss  . . . . . . . . . . .       $(64,832)          $(81,595)           $(13,587)             $(508,784)
                                    -------------     -------------      ----------------       ----------------
                                    -------------     -------------      ----------------       ----------------



    BALANCE SHEET DATA

                               JULY 31, 1997  JULY 31, 1998  JANUARY 31, 1999
                               -------------  -------------  ----------------
Working Capital Deficits  .      $(74,061)      $(106,092)      $(297,219)

Total Assets  . . . . . . .        88,338         159,369         113,235

Long-Term Liabilities . . .         --              --              --

Shareholders' Deficit . . .       (60,832)        (92,427)       (278,870)


                                 RISK FACTORS

     BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE
ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR
COMMON STOCK.  OUR FAILURE TO ADDRESS ANY OF THESE RISKS COULD HAVE AN
ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

WE HAVE A LIMITED OPERATING HISTORY WITH A HISTORY OF LOSSES AND WE ANTICIPATE LOSSES UNTIL AT LEAST THE YEAR 2000

     We were incorporated in August 1996, and our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with limited operating histories, particularly companies in the new and rapidly evolving markets for the Internet and Internet services. We can provide no assurance that we will be successful in addressing such risks. Although we have experienced revenue growth, growth rates may not be sustained and are not necessarily indicative of future operating results. Since our inception, we have had an accumulated deficit of $1,355,211 and as of January 31, 1999, had cash in the amount of $43,640. Given the level of planned operating and capital expenditures, we anticipate that we will continue to incur operating losses at least into the year 2000. We can provide no assurance that operating losses will not increase in the future or that we will ever achieve or sustain profitability. If revenues do not grow at anticipated rates, if increases in operating expenses precede or are not subsequently followed by commensurate increases in revenues, or if we are unable to adjust operating expense levels accordingly, our business, results of operations, and financial condition will be materially and adversely affected.

OUR WORKING CAPITAL REQUIREMENTS MAY REQUIRE US TO PURSUE ADDITIONAL FINANCING

     At January 31, 1999, we had a working capital deficit of $297,219. Our ability to maintain adequate working capital will be largely dependent upon our results of operations. Net cash used in the operation of our business was $275 for the period from inception (August 9, 1996) to July 31, 1997, as compared to net cash provided by operating activities of $3,169 for the year ended July 31, 1998. For the six-month period ended January 31, 1998, net cash provided in the operation of our business was $39,228 and as compared to net cash used in the operation of our business of $182,992 for the six months ended January 31, 1999. We may need to raise additional capital to fund future operations and to satisfy future capital requirements. We can provide no assurance that we will be able to raise needed capital on favorable terms, if at all. If we are unable to secure sufficient capital in the future, our ability to pursue our business strategy will be limited and our results from operations may be impaired. We can provide no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds. The failure to raise any needed additional funds will likely have a material adverse effect on our company. In addition, it is possible that raising additional funds will result in substantial additional dilution.

OUR FINANCIAL STATEMENTS HAVE BEEN PREPARED ASSUMING WE WILL BE ABLE TO CONTINUE AS A GOING CONCERN

     The financial statements included herein have been prepared assuming the company will be able to continue as a going concern. The company had a working capital deficit of $106,092 and a stockholders' deficit of $92,427 at July 31, 1998, and experienced significant losses in fiscal 1998 which raise doubts about the Company's ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital and to refinance its debt and ultimately attain profitable operations.

A VARIETY OF FACTORS MAY CAUSE OUR QUARTERLY OPERATION RESULTS TO FLUCTUATE

     Our results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

     -    our ability to attract new customers at a steady rate,

     -    our ability to operate at favorable gross margins,

     -    the level of user traffic on the web sites,

     - our licensees and/or independent reseller's ability to generate revenues,

     -    the timing and number of new hires,

     - demand for and changes in pricing models for Internet development and design,

     -    government regulation, and

     - general economic conditions and economic conditions specific to the Internet and online commerce.

     For the foreseeable future, our revenues will be directly contingent on the development and design of web sites, which, due to our limited operating history, makes future revenues and results of operations difficult to forecast.

AS AN ADVERTISING MEDIUM THE INTERNET IS STILL AN EVOLVING MARKET

     The market for the development and design of web sites has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. As is typical of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Since we expect to derive substantially all of our revenues in the foreseeable future from the development and design of web sites, our future success is highly dependent on the increased use of the Internet. The Internet as an advertising medium has not been available for a sufficient period to gauge its effectiveness as compared with traditional advertising media. The utilization of Internet web sites, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business and exchanging information. We can provide no assurance that the market for the development and design of web sites will continue to emerge or become sustainable. If the market fails to develop or develops more slowly than expected, our business, results of operations and financial condition could be materially and adversely affected. There are no widely accepted standards for the measurement of the effectiveness of an Internet web site as an advertising medium.

     Further, we can provide no assurance that customers will determine that SiteBlazer.com and the SITEBLAZER network, the usage of which currently comprises a large portion of our revenues, is an effective or attractive medium, and we can provide no assurance that the SITEBLAZER network will increase sales for our customers.

OUR BUSINESS MODEL IS UNPROVEN AND DEPENDS ON THE MARKET'S ACCEPTANCE OF OUR SITEBLAZER NETWORK

     Our business model is to generate revenues by designing and developing Internet web sites and placing these web sites in the SITEBLAZER network.
The profit potential of our business model is unproven, and, to be successful, we must, among other things, develop and market programs that achieve broad market acceptance and recognition by our customers, Internet advertisers, commerce partners and Internet users. We can provide no assurance that the SITEBLAZER network, or SiteBlazer.com, in particular, will achieve broad market acceptance. Market acceptance of the SITEBLAZER network will depend, in large part, on the market's acceptance of our search engine. Our ability to generate significant revenues from SiteBlazer.com will depend, in part, on the development of the SITEBLAZER network and our ability to attract search engines and have web sites generate sufficient user traffic with characteristics that are attractive to such search engines.
Accordingly, we can provide no assurance that our business model will be successful or that it can sustain revenue growth and maintain sufficient gross margins.

RISK OF SYSTEM FAILURE

     The performance of our servers and networking hardware and the Internet infrastructure is critical to our business and reputation and our ability to attract web users, new customers and commerce partners to our web sites. Any system failure that causes an interruption in service or a decrease in responsiveness of our web sites could result in less traffic on our web sites and, if sustained or repeated, could impair our reputation and the attractiveness of our brand name.

     Our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering. In addition, our operations are dependent upon our ability to protect our computer systems against damage from fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Finally, to the extent we do not effectively address any capacity constraints, such constraints could cause system failure. The occurrence of any of these events could result in interruptions, delays or cessation in services.

OUR ABILITY TO ADAPT TO RAPIDLY CHANGING TECHNOLOGY

     The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new products and services and changing customer demands. Accordingly, our success will depend on our ability to adapt to rapidly changing technologies and industry standards, and our ability to continually improve the speed, performance, features, ease of use and reliability of our server and networking system in response to both evolving demands of the marketplace and competitive service and product offerings.

     We continually strive to incorporate new technology into our web sites for the benefit of our customers, visitors and commerce partners.
Introducing new technology into our systems involves numerous technical challenges, substantial amounts of personal resources and often times takes many months to complete. We can provide no assurance that we will be successful in integrating new technology into our web sites on a timely basis or without degrading the responsiveness and speed of our web sites or that, once integrated, new technology will function as expected. The continuing and uninterrupted performance of our computer system is critical to the success of our business.

VARIOUS FACTORS RELATING TO COMPETITION IN THE INTERNET INDUSTRY

     The market for customers, visitors and related products and services is intensely competitive and such competition is expected to continue to increase. There are no substantial barriers to entry in this market and we believe that our ability to compete depends upon many factors within and beyond our control, including:

     - the timing and market acceptance of new product and services developed by us and our competitors,

     -    customer service and support,

     -    sales and marketing efforts,

     -    the ease of use,

     -    performance,

     -    price, and

     -    reliability of our products and services


          We also compete with:

     -    Internet content providers and Internet service providers,

     -    web directories,

     -    search engines,

     -    shareware archives,

     -    content sites,

     - commercial online services and sites maintained by Internet service providers,

     -    thousands of Internet sites operated by individuals, and

     -    government and educational institutions.

     We believe that the number of Internet companies relying on revenues from their company web sites will increase substantially in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on our web site design rates.

     Many of our existing and potential competitors, including web site designers have longer operating histories in the Internet market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners and commerce companies.

     We also expect that competition may increase as a result of industry consolidation. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the comprehensive set of services offered to customers. Accordingly, it is possible that new competitors or alliances among existing or potential competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition.

OUR ABILITY TO EFFECTIVELY MANAGE GROWTH IN OUR OPERATIONS

     We have experienced rapid growth in our operations. This rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. We have grown from three employees as of August 31, 1996, to 21 employees as of March 5, 1999. We expect that the number of employees will continue to increase for the foreseeable future, including the hiring of new programmers, graphic designers and other personnel. Furthermore, we must continue to improve our financial and management controls, reporting systems and procedures, and expand, train and manage our work force. We can provide no assurance that our systems, procedures or controls will be adequate to support our expanding operations or that our management will be able to achieve the rapid execution necessary to successfully offer our solutions and implement our business plan.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL

     Our future success depends, in significant part, upon the continued service of our key technical, sales and senior management personnel, particularly Harry L. White, chief executive officer and chairman of the board of directors, Lee A. Magness, chief financial officer, and Richard J. Finn, chief technology officer, all of whom have entered into employment agreements which expire in August 2001. The loss of the services of one or more of the our key personnel could have a material adverse effect on our business, results of operations and financial condition. We do not maintain "key man" life insurance policies for Messrs. White, Magness and Finn. Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the Internet industry is intense, and we can provide no assurance that we will be able to retain our key personnel or that we will attract, assimilate or retain other highly qualified personnel in the future.

WE DEPEND ON THIRD PARTIES TO DISTRIBUTE OUR PRODUCTS AND SERVICES

     We rely on arrangements with independent resellers and licensees to market and distribute our software products. Under our arrangements with independent resellers and licensees, we typically grant a non-exclusive license to distribute our software technology and restrict the reseller's/licensee's ability to distribute software programs in competition with us. We can provide no assurance that the sales forces of these independent resellers and/or licensees will actively pursue this opportunity to market and distribute our software technology or that significant revenues will be generated by these relationships. These independent resellers and licensees have only recently begun to offer our products and, as such, have extremely limited experience in distributing our software technology. We currently have agreements with Websource Media, L.L.C. and Harry Bauge. For the fiscal year ended July 31, 1998, Websource Media and Bauge accounted for an aggregate of $288,572 or 46% of revenues.

The loss of one or more of the licensees or resellers that represent a material portion of our revenues could have a material adverse effect on our business, results of operations and financial condition. In addition, the non-payment or late payment of amounts due by a significant licensee or reseller could have a material adverse effect on our business. We cannot accurately predict the timing or the extent of the success of these resellers and licensees.

OUR BUSINESS IS DEPENDENT ON THE MAINTENANCE OF THE INTERNET INFRASTRUCTURE

     Our success will depend, in large part, upon the maintenance of the Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased requirements of users, we can provide no assurance that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and such outages and delays could adversely affect the web sites of customers utilizing our programs and the level of traffic on such web sites. In addition, the Internet could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. If the necessary infrastructure, standards or protocols or complimentary products, services or facilities are not developed, or if the Internet does not become a viable commercial medium, our business will be materially and adversely affected. Even if such infrastructures, standards or protocols or complimentary products, services or facilities are developed, we can provide no assurance that we will not be required to incur substantial expenditures in order to adapt our solutions to changing or emerging technologies.

WE ARE DEPENDENT ON OUR PROPRIETARY RIGHTS

     We regard our intellectual property as critical to our success, and we expect to rely upon trademark, service mark, copyright and trade secret laws in the United States and other jurisdictions to protect our proprietary rights. We have applied for the registration for the trademark and service mark SITEBLAZER with the United States Patent and Trademark Office. We are in the process of applying for the registration for the trademark Political Net.com in the United States. We pursue the protection of our trademarks by applying to register the trademarks in the United States and (based upon anticipated use) internationally. We are applying for a European Community Trademark for SITEBLAZER to protect our trademarks in every country in the European Community. We can provide no assurance that any of our trademark registrations will be approved or granted and, if they are granted, that they will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if our trademark registrations are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, we can provide no assurance that we could enter into arrangements with such third parties on commercially reasonable terms allowing the company to continue to use such trademarks. Trademark, copyright and trade secret protection may not be available in every country in which our programs are available. In addition, we plan to protect our proprietary rights through confidentiality agreements with employees, consultants, advisors, licensees, resellers and others. We can provide no assurance that the confidentiality agreements will provide adequate protection for our proprietary rights.

RISKS OF INFRINGEMENT IN INTERNET-RELATED INDUSTRIES

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and we can provide no assurance as to the future viability or value of any of our proprietary rights. We can provide no assurance that the steps taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any such infringement or misappropriation, should it occur, could have a material adverse effect on our business. Furthermore, we can provide no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. From time to time we expect to be subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us or our commerce partners. We can provide no assurance that future litigation will not have an material adverse effect on our business. Claims of infringement and any resultant litigation could subject us to significant liability for damages and could result in invalidation of our proprietary rights. Even if not meritorious, claims of infringement could be time-consuming and expensive to defend, and could result in the diversion of management time and attention, any of which could have a material adverse effect on our business.

POSSIBLE ADDITIONAL TAX BURDENS

     We do not currently collect sales or other similar taxes in states other than Texas. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies which engage in or facilitate online commerce, and a number of proposals have been made at the state and local levels that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from our activities.

     Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed by Congress. Failure to enact this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of taxes could have a material adverse effect on our business.

GOVERNMENT REGULATION OF INTERNET ACTIVITIES

     Due to concerns arising in connection with the increasing popularity and use of the Internet, a number of laws and regulations may be adopted covering issues such as: user privacy, pricing, characteristics, acceptable content, taxation and quality of products and services. Such legislation could dampen the growth of Internet use generally and decrease the acceptance of the Internet as a communications and commercial medium. In addition, because the growing popularity and use of the Internet have burdened the existing telecommunications infrastructure and many areas with high web use have begun to experience interruptions in phone service, certain local telephone carriers have petitioned governmental bodies to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers by imposing access fees. If any of these petitions is granted, the costs of communicating on the Internet could increase substantially, potentially adversely affecting the growth in use of the Internet. Further, due to the global nature of the Internet, it is possible that, although transmissions relating to our programs originate in the State of Texas, the governments of other states or foreign countries may attempt to regulate our transmissions. We can provide no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on our business.

THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK

     Prior to this prospectus, there has been no public market for our common stock. Upon the registration statement becoming effective, the common stock will not be listed on a national securities exchange, Nasdaq, or on the OTC Electronic Bulletin Board. Our strategy is to list the common stock on the OTC Electronic Bulletin Board, as soon as practicable, and to develop a public market for our common stock by soliciting brokers to become market makers of our shares. However, to date, we have not solicited any brokers to become market makers or undertaken to list the common stock on the OTC Electronic Bulletin Board. We can provide no assurance that an active trading market for the common stock will develop or be sustained upon the registration statement becoming effective or that the market price of the common stock will not decline below the initial public trading price. The initial public trading price will be determined independently by market makers.

POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of our common stock could be subject to wide fluctuations:

     -    in response to variations in quarterly results of operations,

     -    the gain or loss of significant web site customers,

     -    changes in earning estimates by analysts,

     - announcements of technological innovations or new solutions by the company or its competitors,

     -    general conditions in Internet-related industries,

     -    and other events or factors, many of which are beyond our control.

In addition, the stock market has usually experienced extreme price and volume fluctuations which have affected the market price for many companies in our industry which have been unrelated to the operating performance of these companies. These market fluctuations may have a material adverse effect on the market price of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

     As of March 17, 1999, a total of 16,448,300 shares of common stock were outstanding. The 419,300 shares of common stock held by the selling shareholders, along with the 750,000 shares of common stock distributed to

PinkMonkey.com shareholders will be eligible for immediate resale in the public market. All of the remaining 15,279,000 shares of common stock outstanding will be subject to resale pursuant to the provisions of Rule 144. Sales of common stock in the public market may have an adverse effect on prevailing market prices for the common stock.

CONFLICTS OF INTEREST BETWEEN THE COMPANY AND PINKMONKEY.COM

     Mr. White has served as a director of PinkMonkey.com since May 1998 and has been issued a warrant to purchase 100,000 shares of PinkMonkey.com common stock at an exercise price of $0.625 per share expiring April 2001. Mr. White abstains from voting on all matters involving transactions between PinkMonkey.com and Houston Interweb. Mr. Magness owns 70,000 shares of PinkMonkey.com common stock. Mr. Magness will participate in the distribution of common stock to PinkMonkey.com shareholders. We can provide no assurance that the ownership of equity securities by the above individuals will not result in potential conflicts of interest. If conflicts of interest do arise, such conflicts may have an adverse effect on the company. We believe the 750,000 share issuance was made in a good-faith, arms-length transaction.

PINKMONKEY.COM MAY BE DEEMED TO BE AN UNDERWRITER

     PinkMonkey.com might be deemed to be an underwriter by reason of its intent to distribute its 750,000 shares to its shareholders. A consequence to PinkMonkey.com, should it be deemed to be an underwriter is that any person who purchases the registered shares within three years after the distribution could assert a claim against PinkMonkey.com under Section 11 of the Securities Act. The purchase could be in the open market as long as the shares purchased can be traced to the shares PinkMonkey.com distributes to its shareholders. Such a claim, to be successful, must be based upon a showing that statements in this registration statement were false or misleading with respect to a material fact or that the registration statement omitted required material information. We have not agreed to indemnify PinkMonkey.com regarding this potential liability.

STATUS OF PINKMONKEY.COM SHAREHOLDERS WHO RESELL COMMON STOCK

     PinkMonkey.com shareholders who subsequently resell shares of common stock to the public may be deemed to be underwriters with respect to such shares for purposes of the Securities Act with the result that they may be subject to certain statutory liabilities if this registration statement is defective. We have not agreed to indemnify any of these shareholders regarding this potential liability. In addition, any profit on the sale of shares of common stock might be deemed underwriting discounts and commissions under the Securities Act.

PENNY STOCK REGULATIONS MAY DECREASE YOUR ABILITY TO SELL OUR COMMON STOCK

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. Our common stock may be currently subject to the penny stock rules, and accordingly, investors purchasing shares under this prospectus may find it difficult to sell their shares in the future, if at all.

YEAR 2000 IMPLICATIONS

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000 and to comply with the Year 2000 requirements. We have reviewed our internal programs and have determined that there are no significant Year 2000 issues within our systems or services. However, although we believe that our systems are Year 2000 compliant, the equipment and software used by our licensees, resellers or customers may not be Year 2000 compliant. Failure of such third-party equipment or software to properly process dates for the year 2000 could result in unanticipated expenses and a loss of revenues, which could have a material adverse effect on our business.

CONTINUED CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

     Prior to the distribution, the directors and executive officers and their affiliates beneficially own approximately 81% of the outstanding common stock. As a result, these stockholders could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BY-LAWS AND THE POSSIBLE ISSUANCE OF PREFERRED STOCK

     Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock without any further vote or action by the stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares. Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the common stock, the rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

LACK OF DISINTERESTED, INDEPENDENT DIRECTORS

     All of our directors have a direct financial interest in the company. While we believe that our current directors will be able to exercise their fiduciary duty, we intend to add independent, disinterested directors to serve on the board of directors in the near future.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus, in particular in the "Risk Factors" and "Business sections, discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. In our opinion, important factors which may cause actual results to differ from projections include:

     - the success or failure of our management's efforts to implement their business strategy;

     - our ability to enter into joint ventures or partnerships with established industry participants;

     - our ability to raise sufficient capital to meet operating requirements;

     -    the uncertainty of consumer demand for our technology;

     -    our ability to protect our intellectual property rights;

     -    our ability to compete with major established companies;

     -    the effect of changing economic conditions;

     -    the effect of changing technology;

     -    our ability to attract and retain quality employees; and

     -    other risks which may be described in future filings with the SEC.

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                USE OF PROCEEDS

     The company will not receive any proceeds from the distribution of the company common stock to PinkMonkey.com shareholders or the resale of common stock by the selling stockholders.

                                DIVIDEND POLICY

     The company has not paid any dividends on its common stock and expects to retain any future earnings for use in its business. Future dividend policy will be determined by the board of directors and will depend on a number of factors, including the company's future earnings, capital requirements, financial condition and future prospects, restrictions on dividend payments pursuant to any of the company's future credit or other agreements, and such other factors as the board of directors may deem relevant.

                                CAPITALIZATION

     The following table sets forth the capitalization of the company at January 31, 1999. This table should be read in conjunction with the company's financial statements and notes included elsewhere in this prospectus.


                                                       JANUARY 31, 1999
   Long-term debt.................................       $     -

   Shareholders deficit:

       Common Stock, no par value,
       50,000,000 shares authorized; 16,281,633
       shares issued and outstanding..............         1,090,950

       Stock subscription receivables.............           (14,609)

       Accumulated deficit........................        (1,355,211)
                                                         -----------
                                                         -----------

       Total shareholders' equity (deficit).......       $   278,870)
                                                         -----------
                                                         -----------

   Total capitalization...........................       $  (812,080)


                             ____________________

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following discussion should be read in conjunction with the financial statements and notes contained in this prospectus.

GENERAL

     The following analysis compares the financial condition of the company for the period from inception (August 9, 1996) to July 31, 1997 and the year ended July 31, 1998, and for the six months ended January 31, 1998, as compared to the six months ended January 31, 1999.

     The company recognizes revenue as services are provided, in accordance with customer agreements. For the year ended July 31, 1998, approximately 24% and 22% of the company's total revenues were derived from Websource Media, a company licensee, and Bauge, an independent reseller, respectively. Royalty income from software licensing agreements is recognized as it is earned per the individual terms of each royalty agreement, and is generally comprised of a minimum amount plus a stated percentage of the applicable licensee's sales. The company uses the direct write-off method in accounting for bad debts, the results of which are not materially different from the allowance method.

     The company accounts for property and equipment at cost with depreciation calculated using the straight-line method over its estimated useful lives ranging from five to ten years. When assets are retired or otherwise removed from the accounts, any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred and significant renewals and improvements are capitalized.

     The company utilizes the liability method in accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using anticipated tax rates and laws that will be in effect when the differences are expected to reverse. The realizability of deferred tax assets are evaluated annually and a valuation allowance is provided if it is likely that the deferred tax assets will not give rise to future benefits in the company's tax returns.

                             RESULTS OF OPERATIONS

     RESULTS OF OPERATIONS FOR THE PERIOD FROM INCEPTION TO JULY 31, 1997 COMPARED WITH THE RESULTS OF OPERATIONS FOR THE YEAR ENDED JULY 31, 1998, AND FOR THE SIX MONTHS ENDED JANUARY 31, 1998 COMPARED WITH THE SIX MONTHS ENDED JANUARY 31, 1999.

     Revenues increased from $185,994 for the period from inception through July 31, 1997 to $628,070 for the year ended July 31, 1998. The increase of $442,076 or 238% was primarily due to growth in web sites developed and SITEBLAZER license sales. Revenues decreased from $262,437 for the six months ended January 31, 1998, to $258,797 for the six months ended January 31, 1999. The decreased amount is $3,690 and is attributable to decreased dial-up resales.

     Consulting expense increased from $-0- for the period from inception through July 31, 1997 to $749,990 for the year ended July 31, 1998. The increase of $749,990 reflects the issuance of common stock to PinkMonkey.com in exchange for consulting services. The fair value of these issued shares totaling $749,990 was recorded as a consulting expense by the company in July 1998.

     Advertising expense increased from $12,173 for the six months ended January 31, 1998, to $33,173 for the six months ended January 31, 1999. The increase of $21,000 or 173% primarily reflects costs of print advertising for the launch of Political Net.com.

     General and administrative expenses increased from $3,605 for the period from inception through July 31, 1997 to $20,096 for the year ended July 31, 1998. The increase in general and administrative expenses of $16,491 or 457% primarily reflects the company's emergence from its development stage. General and administrative expenses increased from $3,152 for the six months ended January 31, 1998 to $47,803 for the six months ended January 31, 1999. The increase in general and administrative expenses of $44,651 or 1,417% primarily reflects the company's emergence from its development stage.

     The company had a ($64,832) net loss for the period from inception through July 31, 1997 compared with a net loss of ($781,595) for the year ended July 31, 1998. The increased net loss of $716,763 or 1,106% is due primarily to the promotional expense recorded by the company in July 1998 for the fair value of common stock issued to PinkMonkey.com. The company had a ($13,587) net loss for the six months ended January 31, 1998 compared with a net loss of ($508,784) for the six months ended January 31, 1999. The increased net loss of $495,197 or 3,644% is due primarily to the increase in professional fees associated with this registration statement and an increase in salaries of $197,816.

     Net loss per share of common stock increased from $(.00) to $(.05) for the period from inception (August 9, 1996) through July 31, 1997, compared to the year ended July 31, 1998.

     The company may in the future experience significant fluctuations in its results of operations. Such fluctuations may result in volatility in the price and/or value of the company's common stock if any market develops. Results of operations may fluctuate as a result of a variety of factors, including demand for the company's design and creation of Internet web sites, the introduction of new products and services, the timing of significant marketing programs, the success of reseller and license agreements, the number and timing of the hiring of additional personnel, competitive conditions in the industry and general economic conditions. Shortfalls in revenues may adversely and disproportionately affect the company's results of operations because a high percentage of the company's operating expenses are relatively fixed. Accordingly, the company believes that period to period comparisons of results of operations should not be relied upon as an indication of future results of operations. There can be no assurance that the company will be profitable. Due to the foregoing factors, it is likely that in one or more future periods the company's operating results will be below the expectations of the investor.

     The financial statements included herein have been prepared assuming the company will be able to continue as a going concern. The company has a working capital deficit of $106,092 and a stockholders' deficit of $92,427 at July 31, 1998, and experienced significant losses in fiscal 1998 which raise doubts about the Company's ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital and to refinance its debt and ultimately attain profitable operations.

LIQUIDITY AND CAPITAL RESOURCES

     As of July 31, 1998, the company's primary source of liquidity was $18,988 of cash and $116,271 of accounts receivable. The company's working capital deficit and shareholders' deficit was $74,061 and $60,832 at July 31, 1997, as compared to a working capital deficit of $106,092 and a shareholders' deficit of $92,427 at July 31, 1998. As of January 31, 1999, the company's primary source of liquidity was $43,640 of cash and $51,246 of accounts receivable. The company's working capital deficit and shareholders' deficit was $81,969 and $74,419 at January 31, 1998, as compared to a working capital deficit of $297,219 and a shareholders' deficit of $278,870 at January 31, 1999.

     Net cash provided by operating activities during the year ended July 31, 1998 was $3,169 compared with net cash used in operating activities of $275 for the period from inception through July 31, 1997. The increase in net cash provided by operating activities was primarily due to the decreased net loss after backing out the effect of the consulting expenses recorded in July 1999 described herein. Net cash used in operating activities during the six months ended January 31, 1999 was $182, 992 compared with net cash provided by operating activities of $39,228 for the six months ended January 31, 1998. The increase in net cash used in operating activities was primarily due to the increase in net loss for the six months ended January 31, 1999 of $495,187, offset by common stock issued as compensation and a decrease in accounts receivable.

     Net cash used in investing activities the year ended July 31, 1998, was $2,332 compared with net cash used in investing activities of $14,796 for the period from inception to July 31, 1997, respectively. The decrease in the net cash used in investing activities is attributed to the decrease in the purchase of property and equipment. Net cash used in investing activities was $2,332 and $5,954 for the six months ended January 31, 1998 and the six months ended January 31, 1999, respectively. The increase in the net cash used in investing activities was attributed to an increase in purchases of property and equipment.

     Net cash provided by financing activities was $25,275 for the period from inception (August 9, 1996) through July 31, 1997 compared with net cash provided by financing activities of $7,947 for the year ended July 31, 1998. The decrease in net cash provided by financing activities was primarily due to the repayment of a note. Net cash provided by financing activities was $5,414 for the six months ended January 31, 1998 compared with net cash provided by financing activities of $213,598 for the six months ended January 31, 1999. The increase in net cash provided by financing activities was primarily due to proceeds from issuance of common stock of $198,200.

     The company's internally generated cash flows from operations have historically been and continue to be insufficient for its cash needs. As of July 31, 1998, the company's sources of external and internal financing were limited. It is not expected that the internal source of liquidity will improve until significant net cash is provided by operating activities, and until such time, the company will rely upon external sources for liquidity. The company has an unsecured revolving line of credit in the amount of $30,000 with Texas Commerce Bank, and as of January 31, 1999, had utilized approximately $29,200 of this line of credit. There can be no assurance that the company will be able to obtain additional financing on reasonable terms, if at all. Until the company can obtain monthly sales levels of approximately $90,000 which would be sufficient to fund current working capital needs, there is uncertainty as to the ability of the company to expand its business and continue its current operations. The company believes that it will be able to satisfy its cash requirements for the next 12 months. Historically, revenues have covered costs. Management believes that projected revenues from licensees will cover costs. There is no assurance that the current working capital will be sufficient to cover cash requirements for the balance of the current fiscal year or to bring the company to a positive cash flow position. Lower than expected earnings resulting from adverse economic conditions or otherwise, could restrict the company's ability to expand its business as planned, and if severe enough may shorten the period in which the current working capital may be expected to satisfy the company's requirements, force curtailed operations, or cause the company to sell assets. The financial statements included herein have been prepared assuming the company will be able to continue as a going concern. The company has a working capital deficit of $106,092 and a stockholders' deficit of $92,427 at July 31, 1998, and experienced significant losses in fiscal 1998 which raise doubts about the Company's ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital and to refinance its debt and ultimately attain profitable operations.

IMPACT OF YEAR 2000

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The company's board of directors has developed a Year 2000 strategy and has established a committee to determine the extent to which the company's operations are vulnerable to Year 2000 Issues. The company believes its operations are Year 2000 compliant. However, variability of definitions of "compliance" with the Year 2000 and of different combinations of software, firmware, and hardware may lead to lawsuits against the company. The outcomes of any such lawsuits and the impact of the company are not estimable at this time. The Year 2000 may affect the company's internal systems, however management believes the effect will be minimal as the company purchased its hardware systems within the last two years from name manufacturers who have certified the equipment year 2000 compliant in their manufacturer's warranty. Management believes out of pocket costs associated with Year 2000 will be minimal. The company has reviewed its internal programs and has determined there are no significant Year 2000 issues within its systems or services. However, although the company believes its systems are Year 2000 compliant, the equipment and software used by its licensees, resellers or customers may not be Year 2000 compliant. Failure of such third-party equipment or software to properly process dates for the year 2000 could result in unanticipated expenses and loss of revenues, which could have an adverse effect on the company's business. There can be no guarantee that the systems of other companies on which the company's operations rely will be timely converted. Any Year 2000 compliance problems of the company could have a material adverse effect on the company's business.

                                   BUSINESS

THE COMPANY

     The company was incorporated in the State of Texas in August 1996. The company is a web development company that specializing in the design, creation and marketing of cost-effective Internet products. The company strives to provide businesses, of all sizes, with interactive Internet web sites along with marketing services, to create long-term value for its customers worldwide. Some of the company's marketing services include:

     - search engine marketing, which is marketing via advertisements that post findings on the results page of a search on the Internet,

     -    news group postings,

     - custom statistical counters which provide statistical information about the visitors to a web site,

     - web site tracking logs which record the number of visitors to a web site, and

     -    other traditional marketing methods.

In addition, the company develops customized software programs, on various platforms, that are Internet compatible (i.e. accounting/finance interfaces, online databases and Oracle/Lotus Internet database interfaces). The company's long-term strategy is to create valuable interactive web sites, e-commerce interfaces/sites and Intranets and Extranets, which will empower companies to utilize the super-efficiencies of the Internet worldwide. The company assists its customers in improving their Internet presence for products or services offered. The company uses proprietary technology for the creation of web sites which increases the chances that the company's customers' web sites are seen by an Internet user irrespective of the search engine used. Most of the company's custom web sites have password protected administrative areas that allow the company's customers to update their site with little or no programming skills. Although the majority of the company's current revenues are derived from custom web site design and search engine marketing, the company is expanding its operations to include a wider variety of interactive databases, electronic commerce sites, and network security.

     The company offers instant web presence through SiteBlazer.com by offering its customers a tool to build customized, updateable web sites. The company developed SiteBlazer.com as a solution for mass production of affordable custom/dynamic web sites. Management expects SiteBlazer.com to provide an avenue for timely web site production at a reduced cost. The company's business divisions utilize SiteBlazer.com and the company's proprietary technology. Customers' web sites are included in the SiteBlazer.net network search engine if the monthly hosting fee is maintained.

THE INTERNET AND WORLD WIDE WEB

     The Internet is a global collection of thousands of computer networks interconnected to enable commercial organizations, educational institutions, government agencies and individuals to communicate electronically, access and share information and conduct business. The Internet was historically used by a limited number of academic institutions, defense contractors and government agencies. It was used primarily for remote access to host computers and for sending and receiving electronic mail. Presently, commercial organizations and individuals are dominating the use of the Internet. Recent technological advances, improved microprocessor speed and the development of easy-to-use graphic user interfaces, combined with cultural and business changes, have enabled the Internet to be integrated into the operations, strategies, and activities of countless commercial organizations and individuals.

     The Internet and the World Wide Web have introduced fundamental and structural changes in the way information can be produced, distributed and consumed, lowering the cost of publishing information and extending its potential reach. Companies from many industries are publishing product and company information or advertising materials, collecting customer feedback and demographic information interactively, and offering their products for sale on the web. The structure of web documents allows organizations to publish significant quantities of product information, while simultaneously allowing each user to view only those elements of the information which are of particular interest to them. This feature makes possible the dynamic tailoring of information delivery, to each user's interests, timely and cost effective. The web, by facilitating the publishing and exchange of information, is dramatically increasing the amount of information available to users.

BUSINESS STRATEGY

     The mission of each company division is to become one of the predominant service providers within each division's respective market niche. The critical success factors are:

     - understanding, developing and applying information technology to the Internet, interactive media markets, and data access and software tools;

     - narrowing market focus while consummating strategic alliances to complement product and service offerings;

     - investing in strategic Internet or interactive media investments or acquisitions, and

     -    most importantly, a continued understanding of customers' needs.

     Management expects to utilize its expertise in database design/development and project management to create new database management products, and a suite of product and service offerings, that will enable sophisticated direct interactive marketing environments. Management believes these new products will enable the company to take advantage of the demand for data management services created from the Internet and interactive media, while continuing to grow and invest in its design and development of web sites.

     The company has adopted a strategy of seeking opportunities to realize gains through the selective investment in companies whose web sites are designed and developed by the company. The company believes that this strategy provides the ability to increase shareholder value, as well as provide diversification within the company. Additionally, the company plans to continue to develop and refine the products and services of its businesses, with the goal of increasing revenue as new products are commercially introduced.

     With respect to its businesses, the company will seek to expand its participation in Internet, and interactive media industries, and increase its market share. Key elements of this strategy include:

     - UTILIZE THE LATEST TECHNOLOGY AVAILABLE TO THE INTERNET, INCLUDING JAVA, JAVASCRIPT, NEOWEB SCRIPT, TCL/TK AND SHOCKWAVE, TO ACHIEVE OPTIMUM INTERNET PRESENCE. The company builds web sites without the use of editors based on hypertext markup language (HTML), which is an authoring language used to create documents on the World Wide Web. Such editors often do not support many new additions to the web and use codes designed for one particular kind of web server that could present problems. The company is constantly increasing its technological capabilities through the enhancement of existing software and the re-engineering of the company's proprietary database software in order to allow the company's customers greater ability to access, analyze and update their own databases through the use of the company's computer services and software.

     - CONTINUE TO ENHANCE AND EXPAND THE COMPANY'S PRODUCTS AND SERVICES. The company has invested significant resources in new business ideas or investments which seek to capitalize on opportunities surrounding the growth of the Internet and the interactive marketing industry. The company intends to continue to pursue the growth and development of its technologies and services and to introduce its products commercially.

     - PROVIDE THE HIGHEST LEVEL OF CUSTOMER SERVICE. Management plans to create an Internet presence that adds value to its clients organizations.

     - PURSUE INNOVATIVE ADVERTISING SOLUTIONS. The company is actively seeking to develop innovative ways for advertisers to effectively reach their target audiences through the Internet. The company designs and offers customized packages which include the ability to change advertisements quickly and frequently, to link a specific search term to an advertisement, to conduct advertising test campaigns with rapid result delivery and to track daily usage statistics. The company is continuing its development of software that will provide it with the ability to target ads based on demographics and usage patterns.

     - CROSS-SELL PRODUCTS AND SERVICES. The company is involved in many aspects of the direct marketing sales cycle. The company has experienced initial success in increasing the number of products and services purchased by its existing clients and intends to further this expansion.

                                   DIVISIONS

CUSTOM WEB SITE DEVELOPMENT

     The company develops high-end custom web sites, encompassing original graphics and innovative layouts. The company's business strategy is to develop and design web sites that achieve growth and organizational optimization for the company's customers by creating more efficient navigation, utilizing interactive databases, and by using proprietary technology to increase the likelihood of being found at or near the top of search engines. Management believes that its web site pricing is very competitive. The interactive databases enable customers to self-manage their web sites internally. Many of the company's proprietary scripting programs are adapted and included in individual web sites, allowing customers to manage, modify, and maintain their web sites with little or no programming knowledge. The company currently hosts one hundred eighty custom we sites which it has developed.

     SITEBLAZER.COM

     The focus of SiteBlazer.com is to allow companies to build customized, updateable web sites, within minutes, at a reduced cost. Management estimates that Interactive web sites typically cost $3,000 to develop, which does not include fees for hosting or changes. For approximately $450 plus a $20 per month hosting fee, SiteBlazer.com offers customers a three page web site. Also through SiteBlazer.com, the company offers additional options for customers to purchase and add to their site, i.e., products page, what's new page, press release page, services page, calendar of events page, interactive forum page and a wide variety of counters, statistic programs, and shopping cart or e-commerce solutions. The individual makes changes to the web site, eliminating any fees for changes. SiteBlazer.com sites also offer an economic avenue to broaden a client's Internet exposure. SiteBlazer.com offers hundreds of professional images, templates, and graphic designs. SiteBlazer.com's templates are constantly replaced, giving web site visitors an appearance of the site being constantly updated. These changes are randomly selected from a large collection of templates which are custom designed for specific business categories. With client-related information and content, SiteBlazer.com can build a site. SITEBLAZER sites can be built individually on-line, or data can be collected and uploaded in batches. With SiteBlazer.com, the company's customers are given a password which allows them to change information on their site at any time, at no extra charge. In addition, when web sites are created, description, title, and keyword tags are automatically embedded in them to attract major search engines. Management believes SiteBlazer.com's templates and databases are easily adapted to other SITEBLAZER applications and the company plans to license its technology with a desire to reach a large number of customers. SiteBlazer.com has been in existence since January 1998 and was launched May 1998. The company has developed one thousand five hundred ninety five SiteBlazer.com web sites. The company's licensees have developed approximately forty-five thousand SiteBlazer.com web sites.

     SITEBLAZER NETWORK

     The SITEBLAZER network is a business-to-business web guide/search engine designed to increase sales for its customers. The SiteBlazer.com program allows a business to have a stand-alone customized web site and still be part of the SITEBLAZER network. The company believes that the SITEBLAZER network contains up-to-date information, as each web site must pay a monthly hosting fee in order to continue to be on the SITEBLAZER network. The company is populating the SITEBLAZER network with SiteBlazer.com web sites and expects to launch the SITEBLAZER network as a search engine. At the time of launch, the SITEBLAZER network will allow non-SiteBlazer.com web sites to be included in the SITEBLAZER network search engine for a nominal fee.

     INTERACTIVE DATABASES

     The company has developed proprietary technology involving interactive databases. The interactive databases enable customers to self-manage their web sites internally. Many of the company's proprietary scripting programs are adapted and included in individual web sites, allowing customers to manage and modify their web sites. The company's interactive databases offer a cost-effective alternative to products and services offered by its competitors, and have been successfully implemented in a wide range of applications and by Fortune 500 companies, like Union Carbide and CSX.

     POLITICAL NET.COM

     The company's Political Net.com provides what management believes will be a rapidly growing network of political web sites by including links to existing sites in the database which are updated on an on-going basis. Visitors can search for politician's sites, participate in online political discussions, keep up-to-date with the most recent news or political events, or even cast their vote in weekly polls. Political Net.com also has chat rooms that focus on topics of interest ranging from family and education issues to foreign affairs. The company believes that Political Net.com provides politicians with a tool to build web sites for themselves quickly and more economically than ever before. Besides offering politicians inexpensive custom web sites, Political Net.com supplies sites to political parties at the county level and above, free of charge. Politicians are already operating sites on Political Net.com.

     Political Net.com provides candidates with an opportunity to employ online questionnaires. Candidates can post up to twenty customized questions on their site which saves the costs associated with printing and mailing questionnaires. Potential voters can fill out the questionnaires and submit them with a keystroke. Candidates receive realtime information on what their constituents think about the issues, and can tailor their approaches accordingly. For $500, politicians get a web site with six pages (home page, more info, newsletter, press releases, a contact form for voters to fill out for more information, and an interactive forum page where readers can post their comments or questions) and candidates can post their answers or views. For additional charges, politicians can load up to three pages of their existing literature or brochures into their sites. They can also have their own photo gallery of up to 20 pictures or include up to five minutes of video clips or campaign commercials. Political Net.com's technology is derived from the adaptability of SiteBlazer.com and the SITEBLAZER network. Political Net.com provides a gateway for users to search for their local politicians or candidates and interact with them. Management believes current issues, on-line voting, news feed and resource links make Political Net.com attractive to the average Internet user as well as political parties. Political Net.com has been in existence since July 1998 and was launched in August 1998. The company has developed one hundred ten Political Net.com web sites.

     ONLINE ACCOUNTING FINANCIAL PACKAGE

     The company is currently developing an online accounting financial package to utilize the Internet to perform accounting work anywhere in the world. The online accounting financial package will allow a company to maintain its records online, including receipts and invoices. The online accounting financial package entails scanning invoices and receipts offsite by existing employees of the particular company. The online accounting financial package utilizes the Internet, and its inexpensive costs, to transmit all of its data throughout the world. All data is archived in a securable database on a secure Internet server. This system may reduce, or even eliminate, the traveling expenses of accountants/bookkeepers. Online accounting has been 30% developed. Expected launch is the fourth quarter of 1999. The company is not aware of any material conditions or uncertainties which need to be resolved prior to commercialization.

     ONLINE AUCTION SYSTEM

     The company has developed an online auction system which will allow traditional sealed bids or bids that can be viewed online. The online auction system allows dealers to view and bid on items online with products being sold to the highest bidder. The online auction system is adaptable and can be altered from a silent auction, to an auction where the highest bid and bidder are known. In order to utilize the online auction system, a person will need to be pre-approved by the company based on standards provided by the entity hosting the auction. Online auction was successfully beta-tested by CSX in December 1998. Online auction was launched in February 1999. Online auction needs no additional development prior to commercialization, and there are no material conditions or uncertainties which need to be resolved prior to commercialization.

     CAMPUS NETWORK

     The company developed Campus Network to allow individuals of organizations to build customized, up-datable web sites. Management expects to offer Campus Network to alumni, student groups and organizations, and


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

fraternities and sororities. Campus Network will allow each individual to have his own customized web site, and also to be a part of a group web site. Campus Network utilizes the SiteBlazer.com program and the SITEBLAZER network. Campus Network was fully beta-tested in November 1998. Campus Network was launched in January 1999. Campus Network needs no additional development prior to commercialization, and there are no material conditions or uncertainties which need to be resolved prior to commercialization.

     HUNTING AND FISHING.COM

     The company is developing Hunting and Fishing.com and expects it to become one of the most comprehensive collections of hunting and fishing resources on the Internet. The company plans to utilize SiteBlazer.com and the SITEBLAZER network technology for classified advertisements on Hunting and Fishing.com's searchable catalogs to search for: merchandise, hunting and fishing equipment, hunting and fishing licenses/leases, locations to visit and where to stay, state parks and wildlife, hunting seasons and hunting and fishing regulations. Hunting and Fishing.com will allow users to maintain an independent web site, while at the same time being part of a network.
Hunting and Fishing.com is 60 % complete. The expected launch date is Fall 1999. The company is not aware of any material conditions or uncertainties which need to be resolved prior to commercialization.

     LEGAL NET

     The company is developing a legal network to utilize the technology of the SITEBLAZER network to offer web sites to attorneys and law firms. The company expects attorneys and law firms to utilize Legal Net to increase the exposure of their web sites by targeting specific topics which will raise the likelihood of placement/selection on search engines. Legal Net is complete, but has not been beta-tested. The expected launch date is summer 1999. The company is not aware of any material conditions or uncertainties which need to be resolved prior to commercialization.

COMMERCE PARTNER

     ARFRA

     The company owns a 30% interest in ARFRA, an Internet provider of pet medical records. ARFRA provides documented medical records detailing a pet's medical history in the event that an unexpected medical emergency should arise, or simply to provide a more organized record of a pet's medical history. ARFRA provides all participating veterinarians from anywhere in the continental United States, timely access to a pet's medical history. With ARFRA, pet-owners have the ability to offer timely, life-saving information to all emergency veterinary personnel by presenting an ARFRA access card to any veterinarian and the pet's medical history will be available twenty-four hours a day, three hundred and sixty-five days a year. Each record is securely protected by a personal identification number. The annual cardmember fee is only $25 per year. Nominal update fees may be assessed depending upon the veterinarian visited. ARFRA also offers a unique service called pet-locator. By simply contacting any participating veterinarian, pet-owners now have the unique ability to immediately post a "Lost Pet" bulletin to the network. The bulletin will remain a part of the network records until ARFRA is notified of a pet's recovery. To further assist in the recovery effort, ARFRA will broadcast a personal e-mail message about a missing pet to all ARFRA cardmembers in a member's specific area. In addition, ARFRA allows pet-owners the ability to identify a veterinarian through "Vet Locator." Vet Locator is a network catalog of licensed veterinarians throughout the United States that is provided on a complimentary basis to all members. The company expects to utilize SITEBLAZER technology, allowing pet owners and prospective pet owners to design web sites for: the purchase and sale of pets, grooming/breeding and care of pets, and a pet cemetery. The sites will be indexed in a search engine specific to ARFRA and with the same restrictions as the SITEBLAZER network. ARFRA currently does not have any revenues, and has not distributed any dividends. In addition, other than test participants, there are currently no participating pets or vets in the ARFRA system. The company can provide no assurance that ARFRA will become profitable in the future. The majority shareholder of ARFRA has granted the company an option to purchase the remaining 70% of ARFRA in exchange for 10,000 shares of company common stock.

                            AFFILIATED TRANSACTION

NETTRADE ONLINE, L.L.C.

     In November 1997, the company entered into an agreement with NetTrade Online, L.L.C., a Texas limited liability company, to design, develop, produce and install a computer program and related materials consisting of an interactive web site providing real time/on-line trading of various commodities, incorporating functions commercially available at the time. The company agreed to provide all system engineering services necessary to design, develop, produce, install, and maintain the program and the hardware. These services include, but are not limited to, special studies, programming and application design and development, systems analysis and design, conversion and implementation planning, and installation evaluation. The company intends to expand this technology to other commodities. NetTrade paid the company $80,000 in connection with this agreement. Webvest, Inc., a company owned by Messrs. White, Magness and Finn, has a 20% ownership interest in NetTrade.

     NetTrade has been fully beta-tested. NetTrade's expected launch is March 1999. NetTrade needs no additional development prior to commercialization, and there are no material conditions or uncertainties which need to be resolved prior to commercialization.

SALES AND MARKETING

     The company markets its products and services through a marketing staff using both telemarketing and direct sales. The company advertises its products and services through several media sources including trade journals and radio advertising. The company is in the process of developing a television media campaign. The company attends numerous trade shows in the Internet, high technology, and business markets, while further supplementing its sales efforts with space advertising and product and services listings in appropriate directories.

COMPETITION

     The market for customers, visitors and related products and services are intensely competitive and such competition is expected to continue to increase. There are no substantial barriers to entry in this market and the company believes that its ability to compete depends upon many factors within and beyond its control, including:

     - timing and market acceptance of new products and services developed by the company and its competitors,

     -    customer service and support,

     -    sales and marketing efforts, and

     - the ease of use, performance, price and reliability of the company's products and services.

     The company competes with:

     -    Internet content providers and ISPs, including web directories,

     -    search engines,

     -    shareware archives,

     -    content sites,

     - commercial online services and sites maintained by Internet service providers,

     - as well as thousands of Internet sites operated by individuals and government and educational institutions.

The company believes that the principal competitive factors in attracting customers include the amount of traffic on its web site, brand recognition, customer service, the demographics of the company's customers and viewers, the company's ability to offer targeted audiences and the overall cost-effectiveness of the products and services offered by the company. The company believes that the principal competitive factors in attracting search engines to a customer's web site include the company's design, title, meta tags descriptions and key words. The company believes that the number of Internet companies relying on revenues from their company web site will increase substantially in the future. In turn, the company will likely face increased competition, resulting in increased pricing pressures on its web site design rates which could in turn have a material, adverse effect on the company's business.

RESEARCH AND DEVELOPMENT

     The company develops and markets a variety of Internet related products and services, as well as a number of database software technologies. These industries are characterized by rapid technological development. The company believes that its future success will largely depend upon its ability to continue the enhancement of its existing products and services and the development of other products and services which complement existing ones.

To date, the company has incurred nominal research and development expenses. In order to respond to rapidly changing competitive and technological conditions, the company expects to incur significant research and development expenses during the initial development phase of new products and services as well as on an on-going basis with established products.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The company regards its technology as proprietary and attempts to protect it by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. The company currently has no patents or patents pending and has not filed for patent protection, and does not anticipate that patents will become a significant part of the company's intellectual property in the future.

     The company pursues the registration of its trademarks in the United States and internationally. The company has applied for the registration of the service mark and trademark SITEBLAZER and is in the process of applying for the registration of the trademark Politicalnet in the United States. The company is applying for a European Community Trademark for international protection of SITEBLAZER in every country in the European Community. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which the company's services are distributed or made available through the Internet, and policing unauthorized use of the company's proprietary information is difficult.

     The company currently licenses certain technologies to other companies and utilizes an independent reseller to market and distribute the company's products and services. The company has entered into the following material agreements:

     - In September 1997, the company entered into an agreement with Websource Media in which the company agreed to transport Internet protocol packets from Websource Media to the Internet and from the Internet to Websource Media. Websource Media paid a setup fee of $480 in connection with this agreement and pays the company fees based on the number of hits per day. This agreement automatically renews for successive one-month terms at the company's then month-to-month rates.

     - In June 1998, the company entered into a software reseller agreement with Bauge in which the company granted Bauge a non-exclusive license to market and distribute software products manufactured and hosted by the company in return for royalty payments based on gross revenues of basic web sites and various other royalty payments. In June 1999, the agreement will automatically renew for successive one-year terms upon Bauge achieving certain sales levels.

The company enters into confidentiality agreements with respect to its proprietary technology and limits access to, and distribution of its proprietary information.

EMPLOYEES

     As of March 17, 1999, the company employed approximately 21 persons on a full-time basis. None of the company's employees are represented by a labor union. The company has entered into non-disclosure and non-competition agreements with its key personnel which provide that upon the termination of employment with the company for any reason, the individual will not compete with the company for two years. The company believes the non-compete covenants comply with state law, however, the company can provide you no assurances that a state court may determine not to enforce or only partially enforce such covenants. The company believes that its relations with its employees are good.

                            DESCRIPTION OF PROPERTY

     The company currently leases approximately 6,643 square feet of office space in Houston, Texas. The lease expires in October 2000 and the monthly rental is currently $7,196. The company believes that its existing facilities are adequate to meet its current needs and to accommodate anticipated growth.

                             AVAILABLE INFORMATION

     The SEC maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the site is http:\\www.sec.gov. Visitors to the site may access such information by searching the EDGAR data base on the site.

     Prior to the date of this prospectus, the company was not subject to the information and reporting requirements of the Securities Exchange Act of 1934. As a result, the company will become subject to such requirements and begin filling periodic reports, proxy materials and other information with the SEC. The company will provide its shareholders with annual reports containing audited financial statements and, if determined to be feasible, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. The company has filed a registration statement on Form SB-2 under the Securities Act, with respect to the securities being registered. This prospectus does not contain all the information set forth in the registration statement and its exhibits and schedules, to which reference is made. Copies of the registration statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the fees prescribed by the SEC or may be examined, without charge, at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Upon request, the company will provide without charge to each person who receives a copy of the prospectus, a copy of any of the information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Any request for information should be directed to the company, attention Harry L. White, at 1770 St. James, Suite 420, Houston, Texas 77056, (713) 627-9494.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The company's directors and executive officers are:


     NAME                     AGE  POSITION
     ----                     ---  --------
     Harry L. White           40   Chairman, Chief Executive Officer, President,
                                   Treasurer and Secretary

     Richard J. Finn          22   Chief Technical Officer and Director

     Lee A. Magness           34   Chief Financial Officer, General Counsel and
                                   Director


     HARRY L. WHITE has served as chairman, chief executive officer, president, secretary and treasurer of the company since inception. Since May 1998, Mr. White has served as a director of PinkMonkey.com, Inc., an Internet publisher of educational study aids. From December 1986 through February
1997, Mr. White worked at Air Products and Chemicals, a hydrogen production company, as the senior plant technician from December 1996 to February 1997. Mr. White also served as an ISO 9000 Manager from January 1994 to February 1997.

     RICHARD J. FINN has served as chief technical officer and director of the company since inception. From December 1995 through February 1997, Mr. Finn served as the assistant webmaster for Neosoft, Inc., an Internet service provider. From August 1995 through December 1995, Mr. Finn served as the assistant network administrator of CyberSin, an Internet service provider. From October 1994 through August 1995, Mr. Finn served as an assistant network administrator for Triconex Systems, Inc.

     LEE A. MAGNESS has served as chief financial officer, general counsel and director of the company since inception. Since August 1993, Mr. Magness has served as a financial consultant to various individuals and corporations. Prior to receiving his law degree from Thurgood Marshall School of Law, Mr. Magness served as a senior economic analyst at Transco Energy Corporation.

     All executive officers of the company are chosen by the board of directors and serve at the board's discretion. There are no family relationships among the company's officers and directors. The company plans to reimburse directors for any expenses incurred in attending board of directors and Year 2000 board committee meetings.

                            EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the chief executive officer of the company for the fiscal year ended July 31, 1998 and from inception (August 9, 1996) through July 31, 1997. No other executive officers of the company received total annual salary and bonus for the fiscal years ended July 31, 1998 or July 31, 1997 in excess of $100,000.

                          SUMMARY COMPENSATION TABLE


                                                                                                  LONG-TERM
NAME AND PRINCIPAL                   FISCAL                                  OTHER ANNUAL        COMPENSATION       ALL OTHER
     POSITION                         YEAR         SALARY        BONUS      COMPENSATION(1)        OPTIONS         COMPENSATION
     --------                         ----         ------        -----      ---------------        -------         ------------
Harry L. White,                       1998       $70,000(2)
Chief Executive                       1997       $30,000(2)
Officer and President


_______________

(1) The named executive officer did not receive perquisites or other benefits valued in excess of 10% of the total reported annual salary and bonus.
(2)  This amount has not been paid to date and is currently being accrued.


EMPLOYMENT AGREEMENTS

     In August 1996, Messrs. White, Finn and Magness entered into five year written employment contracts that provide for a base salary of $30,000 for the first year, $70,000 for the second year, and $120,000 annually for years three through five. In addition, these employment agreements entitle each of these individuals to an annual bonus of 1% of the company's earnings before income taxes and depreciation in excess of $5,000,000. In addition to salary, beginning in August 1998, Messrs. White, Finn and Magness each receive $600 per month as a car allowance and $200 per month for miscellaneous expenses.
If the company terminates an employment contract with cause, such executive will not engage in certain activities in competition with the company for a period of six months following such termination.

STOCK OPTIONS

     In August 1998, the Board of Directors and stockholders adopted a stock option plan under which 500,000 shares of common stock have been reserved for issuance. As of the date of this prospectus, options to purchase 288,000 shares of company common stock have been granted pursuant to the plan. The company does not have a defined benefit plan or any retirement or long-term incentive plans.

                            PRINCIPAL STOCKHOLDERS

     The following table presents certain information regarding the beneficial ownership of all shares of the company common stock prior to and upon the completion of the distribution of such shares to PinkMonkey.com shareholders by (i) each person who owns beneficially more than five percent of the outstanding shares of common stock, (ii) each director of the company,
(iii) each named executive officer, and (iv) all directors and officers as a group.


                               SHARES BENEFICIALLY       PERCENTAGE OF    SHARE BENEFICIALLY    PERCENTAGE OF
                                  OWNED BEFORE           VOTING POWER        OWNED AFTER        VOTING POWER
                                       THE                BEFORE THE             THE              AFTER THE
NAME OF BENEFICIAL OWNER(1)       DISTRIBUTION           DISTRIBUTION        DISTRIBUTION       DISTRIBUTION
Harry L. White                      4,488,000                27.3%            4,488,000             27.6%

Richard J. Finn                     4,488,000                27.3%            4,488,000             27.6%

Lee A. Magness                      4,207,500                25.6%            4,210,300(2)          25.6%

All directors and officer as       13,183,500                80.2%           13,186,300             80.2%
a group (3 persons)


_______________

(1) The business address of each individual is the same as the address of the company's principal executive offices.
(2) Mr. Magness is the beneficial owner of 70,000 shares of PinkMonkey.com common stock and will receive approximately 2,800 shares of company common stock in connection with the distribution.

         CERTAIN TRANSACTIONS AND ORGANIZATION WITHIN LAST FIVE YEARS

     In August 1996, the company issued 4,488,000 shares of common stock to Harry L. White, 4,488,000 shares of common stock to Richard J. Finn, 4,207,500 shares of common stock to Lee A. Magness, 726,000 shares of common stock to Essitam Capital, Ltd., 709,500 shares of common stock to Sonsonate Capital, Ltd., and 660,000 shares of common stock to Seyat Capital, Ltd. for nominal consideration in connection with the company's formation. Peter Eberly is president and director of Essitam Capital Ltd., Timur Pulatoe is president and director of Sonsonate Capital, Ltd., and Woodward L. Terry is president and director of Seyat Capital, Ltd.

     In July 1997, Messrs. White and Magness loaned the company $5,378 and $15,897, respectively. These loans bore interest at the rate of 6% per annum and were repaid as of July 31, 1998.

     In November 1997, the company entered into an agreement with NetTrade for the design, development, production and installation of a computer program consisting of an interactive web site on the Internet providing real time/on-line trading of commodities. The company received $80,000 in connection with this agreement. Webvest, Inc., a company owned by Messrs. White, Magness and Finn, has a 20% ownership interest in NetTrade.

     In September 1998, the company issued 750,000 shares of common stock to PinkMonkey.com in consideration for $10, services rendered, and PinkMonkey.com agreeing to distribute the 750,000 shares to PinkMonkey.com shareholders. Additionally, the company agreed to file a registration statement with the SEC registering the common stock distributed to PinkMonkey.com shareholders. Harry L. White, a director of PinkMonkey.com, was issued a warrant to purchase 100,000 shares of PinkMonkey.com common stock at an exercise price of $.625 per share in consideration for services rendered. Mr. Magness purchased 70,000 shares of PinkMonkey.com common stock for in a private placement for an aggregate purchase price of $35,000.

                           DESCRIPTION OF SECURITIES

     The company is authorized to issue up to 55,000,000 shares, of which 50,000,000 shares are no par value common stock, and 5,000,000 shares are preferred stock, par value $.01 per share.

COMMON STOCK

     The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of legally available funds. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

     The company has authorized the issuance of up to 5,000,000 shares of preferred stock. The company has no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock.

TRANSFER AGENT

     The company's transfer agent is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE

     There are 16,281,633 shares of common stock currently outstanding. Upon the effectiveness of this registration statement, 1,169,300 shares of common stock will be eligible for immediate resale in the public market if and when any market for the common stock develops. Sales of such shares held by affiliates will, however, be subject to the restrictions of Rule 144 promulgated under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 resales of common stock for the account of affiliates cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company.
The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale.

                             PLAN OF DISTRIBUTION

REASONS FOR THE DISTRIBUTION

     The company agreed to distribute the shares to PinkMonkey.com based on the company's relationship with PinkMonkey.com, including the ongoing and significant business services supplied to PinkMonkey.com by the company, and ongoing business and financial advice supplied by principals of PinkMonkey.com to the company. As a result of the distribution, and upon the effectiveness of this registration statement, the company will become a reporting company with a substantial shareholder base, thus enabling it, in the opinion of management, to more effectively raise money as a public entity. The company has not agreed to indemnify PinkMonkey.com against any liability arising under the Securities Act.

CERTAIN RELATIONSHIPS BETWEEN THE COMPANY AND PINKMONKEY.COM

     The company has a direct relationship with PinkMonkey.com as the company hosts, maintains, develops and updates the PinkMonkey.com website.

     Harry White, president and director of the company, serves as a director of PinkMonkey.com. As compensation for his services as a director, Mr. White was awarded a warrant to purchase 100,000 shares of PinkMonkey.com common stock. Mr. White has not exercised this warrant, accordingly, he will not participate in the distribution. Lee Magness, an officer and director of the company, purchased 70,000 shares of PinkMonkey.com common stock at a purchase price of $.50 in a private placement pursuant to Section 4(2) of the Securities Act, and will be entitled to participate in the distribution. Mr. Magness is not an affiliate of PinkMonkey.com.

     The agreement between the company and PinkMonkey.com in which the shares subject to distribution were issued was negotiated between Messrs. White and Magness, on behalf of the company, and Patrick R. Greene, on behalf of PinkMonkey.com. Mr. Greene is the chief executive officer and a shareholder of PinkMonkey.com and will participate in the distribution of company common stock.

MANNER OF EFFECTING THE DISTRIBUTION

     This prospectus relates to the distribution by PinkMonkey.com of 750,000 shares of company common stock. The company's common stock will be distributed by American Registrar Transfer Company, the distribution agent, to PinkMonkey.com shareholders of record as of February 15, 1999, on a pro rata basis, based on the outstanding number shares of PinkMonkey.com common stock on the record date, which was 16,817,512 shares of common stock. However, any PinkMonkey.com shareholder who is entitled to receive ten shares or less of company common stock will receive a cash dividend in lieu of the shares of company common stock. All the shares of company common stock distributed will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. No consideration will be paid to PinkMonkey.com or the company by the PinkMonkey.com shareholders for the shares of company common stock received in the distribution. Following the distribution, PinkMonkey.com will own no shares of the company common stock or other securities of the company. The distribution is currently expected to be effected as soon as practicable after the registration statement, of which this prospectus is a part, is declared effective. Certificates representing the shares of company common stock will be mailed to the PinkMonkey.com shareholders on the distribution date or as soon thereafter as practicable. The company will not receive any proceeds from the resale of common stock by the PinkMonkey.com shareholders.

LISTING AND TRADING OF THE COMMON STOCK

          The company hopes to list the common stock on the OTC Electronic Bulletin Board after the registration statement becomes effective. Shares of common stock distributed to the PinkMonkey.com shareholders will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the company under the Securities Act. Persons who may be deemed to be affiliates of the company after the distribution include individuals or entities that control, are controlled by or are under common control with the company, and include directors and principal executive officers of the company, as well as any stockholder owning 10% or more of the total stock issued and outstanding.
Under Rule 144, resales of common stock for the account of affiliates cannot be made until the common stock has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. The three individuals listed as directors and executive management of the company are affiliates of the company. The company currently has approximately 31 record holders. The company believes it will have more than 100 stockholders after the distribution.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The following is a summary of a tax opinion rendered by the accounting firm of Malone & Bailey, PLLC, describing (1) the material United States federal income tax considerations affecting holders of PinkMonkey.com common stock receiving shares of company common stock in the in the distribution,
(2) tax consequences of the distribution to the company, and (3) tax consequences of the distribution to PinkMonkey.com. This summary does not discuss all aspects of federal taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal tax laws (for example, banks, dealers in securities, life insurance companies, tax-exempt organizations, and foreign persons), nor does it discuss any aspect of state, local or foreign tax laws.

     HOLDERS OF PINKMONKEY.COM COMMON STOCK RECEIVING SHARES OF COMMON STOCK IN THE DISTRIBUTION SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THEIR INDIVIDUAL TAX CONSEQUENCES OF THE DISTRIBUTION UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

     It is the opinion of Malone & Bailey, PLLC that:

     - The distribution will be taxable as a capital gain to PinkMonkey.com shareholders to the extent the fair market value of the company common stock exceeds the price the PinkMonkey.com shareholders paid for their PinkMonkey.com stock.

     - The distribution qualifies as a deductible expense to the company for US tax purposes.

     -     The distribution will be taxed as ordinary income to PinkMonkey.com.

SELLING STOCKHOLDERS

     The 419,300 shares offered by the selling stockholders may be sold by one or more of the following methods, without limitation: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases; and (ii) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. The brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus. As a result of the shares being registered under the Securities Act, holders who subsequently resell such shares to the public may be deemed to be underwriters with respect to such shares of common stock for purposes of the Securities Act, with the result that they may be subject to certain statutory liabilities if the registration statement to which this prospectus relates contains a material misstatement or omits a statement of material fact. The company has not agreed to indemnify any of the selling stockholders regarding this liability. The company will not receive any proceeds from the resale of common stock by the selling stockholders.

                             SELLING STOCKHOLDERS

     This prospectus relates to the resale of 419,300 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. The company will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding.

                RESALE OF COMMON STOCK BY SELLING STOCKHOLDERS
                         SHARES CURRENTLY OUTSTANDING


                             SHARE BENEFICIALLY      AMOUNT OFFERED       SHARES BENEFICIALLY
                                OWNED BEFORE      (ASSUMING ALL SHARES        OWNED AFTER
STOCKHOLDER                        RESALE          IMMEDIATELY SOLD)             RESALE          PERCENTAGE
Ashraf K. Abadir                   10,000                10,000                   0%                   0%

Jeffrey A. Ballenger                7,000                 7,000                   0%                   0%

Stephen Bollman                     4,000                 4,000                   0%                   0%

Art Chee                          100,000               100,000                   0%                   0%

Andrew B. Doerr(1)                  8,366                 8,366                   0%                   0%

Leo Detassis                        6,667                 6,667                   0%                   0%

Allen G. Dusek                      3,000                 3,000                   0%                   0%

Debbie Esparza(2)                  10,000                10,000                   0%                   0%

Richard A. Finn                     5,000                 5,000                   0%                   0%

W.B. Finn                           1,000                 1,000                   0%                   0%

Henry Hailes                       10,000                10,000                   0%                   0%

Paul Hailes                        10,000                10,000                   0%                   0%

Arthur Hebron                      76,667                76,667                   0%                   0%

Lucy Hebron                        10,000                10,000                   0%                   0%

Tom Hillman                         2,000                 2,000                   0%                   0%

Hannah M. Loev                     12,500                12,500                   0%                   0%

David L. Magness                   15,000                15,000                   0%                   0%

Price Lloyd Magness                 5,000                 5,000                   0%                   0%

Walter L. Magness                  22,000                22,000                   0%                   0%

Hungson Van Nguyen                  3,000                 3,000                   0%                   0%

True Lam V. Nguyen                  1,000                 1,000                   0%                   0%

Dan Nelson                         40,000                40,000                   0%                   0%

Chris Truax                        20,000                20,000                   0%                   0%

Anthony Rahati                      5,000                 5,000                   0%                   0%

Steve Reynolds                      1,750                 1,750                   0%                   0%

Lora W. Rhein                      10,000                10,000                   0%                   0%

Frank Rhodes                        1,800                 1,800                   0%                   0%

Larry Shoemaker                     5,000                 5,000                   0%                   0%

Don C. Smith                        2,000                 2,000                   0%                   0%


                                       25


Jukka Tolonen                       5,800                 5,800                   0%                   0%

Keith Ward                            750                   750                   0%                   0%

Kevin Work(3)                       5,000                 5,000                   0%                   0%


_______________

(1) Andrew B. Doerr, an employee of the company, was awarded 5,000 shares of company common stock for services rendered. The remaining shares held be Mr. Doerr were purchased by him.
(2) Debbie Esparza, an employee of the company, was awarded 10,000 shares of company common stock for services rendered.
(3) Kevin Work, an employee of the company, was awarded 5,000 shares of company common stock for services rendered.

                               LEGAL PROCEEDINGS

     The company was a plaintiff in HOUSTON INTERWEB DESIGN, INC. V. LANDRY'S SEAFOOD RESTAURANTS, INC. filed in the District Court of Harris County, Texas; 133rd Judicial District. The complaint alleged breach of contract and the company sought damages of $300,000. Landry's filed a counter-claim against the company asserting infringement of Landry's federally registered trademark LANDRY'S SEAFOOD HOUSE. The matter was resolved in the company's favor and the counter-claim was dropped.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

     Certain legal matters with respect to the issuance of shares of the company's common stock will be passed upon for the company by Brewer & Pritchard, P.C., Houston, Texas. Principals of Brewer & Pritchard, P.C. own 185,000 shares of PinkMonkey.com common stock, and will receive shares of company common stock in the distribution.

                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Currently, there is no public trading market for the company's securities and there can be no assurance that any market will develop. If a market develops for the company's securities, it will likely be limited, sporadic and highly volatile.

                             FINANCIAL STATEMENTS

     The financial statements of the company appearing in this Form SB-2 Registration Statement for the period from inception (August 9, 1996) to July 31, 1997, and the year ended July 31, 1998, have been audited by Mann, Frankfort, Stein and Lipp, P.C.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for the company by Brewer & Pritchard, P. C., Houston, Texas.

HOUSTON INTERWEB DESIGN, INC.
FINANCIAL STATEMENTS
JULY 31, 1998 AND 1997




                                C O N T E N T S


                                                                    Page
                                                                    ----
Independent Auditors' Report ........................................F-2

Balance Sheets ......................................................F-3

Statements of Operations ............................................F-4

Statements of Changes in Stockholders' Deficit ......................F-5

Statements of Cash Flows ............................................F-6

Notes to Financial Statements .......................................F-7


                         INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Houston InterWeb Design, Inc.


We have audited the accompanying balance sheets of Houston InterWeb Design, Inc. as of July 31, 1998 and 1997, and the related statements of operations, changes in stockholders' deficit, and cash flows for the year ended July 31, 1998 and for the period from inception (August 9, 1996) to July 31, 1997.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Houston InterWeb Design, Inc. as of July 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended July 31, 1998 and for the period from inception (August 9, 1996) to July 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the financial statements, the Company incurred a net loss of $781,595 for 1998 and has incurred substantial net losses since inception. At July 31, 1998, current liabilities exceed current assets by $106,092 and total liabilities exceed total assets by $92,427. These factors, and the others discussed in Note B, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


MANN FRANKFORT STEIN & LIPP, P.C.


Houston, Texas
September 8, 1998

HOUSTON INTERWEB DESIGN, INC.
BALANCE SHEETS


                                                                                   July 31,
                                                                           ------------------------     January 31,
                                                                              1998           1997          1999
                                                                           ---------       --------     -----------
                                                                                                        (unaudited)
ASSETS

CURRENT ASSETS
    Cash                                                                   $  18,988       $ 10,204     $    43,640
    Accounts receivable - trade - affiliates                                  55,259         14,611          23,043
    Accounts receivable - trade - nonaffiliates                               61,012         42,070          28,203
    Deferred income tax asset                                                   -             4,998            -
    Other current assets                                                      10,445          3,226            -
                                                                           ---------       --------     -----------
       TOTAL CURRENT ASSETS                                                  145,704         75,109          94,886

PROPERTY AND EQUIPMENT
    Office equipment                                                           4,056          2,306          10,010
    Furniture and fixtures                                                    13,072         12,490          13,072
                                                                           ---------       --------     -----------
                                                                              17,128         14,796          23,082
    Less:  accumulated depreciation                                            3,463          1,567           4,733
                                                                           ---------       --------     -----------
       TOTAL PROPERTY AND EQUIPMENT                                           13,665         13,229          18,349

INVESTMENT UNDER THE EQUITY METHOD                                              -              -               -
                                                                           ---------       --------     -----------

TOTAL ASSETS                                                               $ 159,369       $ 88,338     $   113,235
                                                                           ---------       --------     -----------
                                                                           ---------       --------     -----------

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable and accrued expenses                                  $ 220,086       $127,895     $   307,910
    Advances payable - affiliate                                                -              -             30,000
    Deposits                                                                    -              -             24,976
    Deferred income tax liability                                              2,498           -               -
    Note payable - line of credit                                             29,212           -             29,219
    Notes payable to stockholders                                               -            21,275            -
                                                                           ---------       --------     -----------
       TOTAL CURRENT LIABILITIES                                             251,796        149,170         392,105

STOCKHOLDERS' DEFICIT
    Common stock, no par value, 50,000,000 shares
      authorized, 16,029,000 and 15,279,000 shares
      issued and outstanding at July 31, 1998 and 1997,
      respectively, and 16,281,633 shares issued at
      January 31, 1999                                                       754,000          4,000       1,090,950
    Stock subscriptions receivable                                              -              -            (14,609)
    Accumulated deficit                                                     (846,427)       (64,832)     (1,355,211)
                                                                           ---------       --------     -----------
       TOTAL STOCKHOLDERS' DEFICIT                                           (92,427)       (60,832)       (278,870)
                                                                           ---------       --------     -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                $ 159,369       $ 88,338     $   113,235
                                                                           ---------       --------     -----------
                                                                           ---------       --------     -----------


                See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
STATEMENTS OF OPERATIONS


                                                                       Period From
                                                                         Inception
                                                                        (August 9,          Six Months Ended
                                                         Year Ended        1996)               January 31,
                                                          July 31,      to July 31,   -----------------------------
                                                            1998           1997            1999           1998
                                                       --------------  -------------  -------------  --------------
                                                                                       (unaudited)     (unaudited)
REVENUES

    Affiliates                                         $      110,951  $      22,830  $      41,486  $       80,000
    Nonaffiliates                                             517,119        163,164        217,261         182,437
                                                       --------------  -------------  -------------  --------------
       TOTAL REVENUES                                         628,070        185,994        258,747         262,437

EXPENSES

    Advertising                                                32,620         28,215         33,173          12,173
    Computer equipment                                         25,051         38,248         21,528          16,998
    Consulting costs                                          749,990           -              -               -
    Contract labor                                             68,198         44,755         11,247          21,982
    Depreciation                                                1,896          1,567          1,270             949
    General and administrative                                 20,096          3,605         47,803           3,152
    Interest                                                    6,080          2,690          3,082           3,736
    Internet service                                           29,019          8,073         17,932          11,063
    Professional fees                                          15,288          1,228        201,706            -
    Rent                                                       21,105         10,450         37,449           8,873
    Repairs and maintenance                                     3,474          3,391          2,773           4,205
    Salaries and benefits                                     384,082         93,188        372,222         174,406
    Supplies                                                   26,036         11,461          5,228          11,314
    Telephone                                                  11,797          4,806          5,891           5,814
    Travel                                                      7,437          4,147          8,725           2,404
                                                       --------------  -------------  -------------  --------------
       TOTAL EXPENSES                                       1,402,169        255,824        770,029         277,069
                                                       --------------  -------------  -------------  --------------

INCOME (LOSS) BEFORE FEDERAL
    INCOME TAXES                                             (774,099)       (69,830)      (511,282)        (14,632)

FEDERAL INCOME TAX EXPENSE
    (BENEFIT)
    Deferred                                                    7,496         (4,998)        (2,498)         (1,045)
                                                       --------------  -------------  -------------  --------------

NET LOSS                                               $     (781,595) $     (64,832) $    (508,784) $      (13,587)
                                                       ==============  =============  =============  ==============


NET LOSS PER SHARE, BASIC AND
    DILUTED                                            $       (0.05)  $        -     $      (0.03)  $         -
                                                       =============   =============  ============   ==============


AVERAGE SHARES OUTSTANDING,
    BASIC AND DILUTED                                      15,341,535     15,279,000     16,128,268      15,279,000
                                                       ==============  =============  =============  ==============



                See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
YEAR ENDED JULY 31, 1998 AND PERIOD FROM INCEPTION (AUGUST 9, 1996) TO JULY 31, 1997


                                                Common Stock                              Stock
                                        -----------------------------   Accumulated    Subscription
                                            Shares         Amount         Deficit       Receivable        Total
                                        -------------  --------------  -------------  -------------  --------------
Contributions                              15,279,000  $        4,000  $        -     $        -     $        4,000

Net loss, period from inception
   (August 9, 1996) to July 31, 1997             -               -           (64,832)          -            (64,832)
                                        -------------  --------------  -------------  -------------  --------------

Balance, July 31, 1997                     15,279,000           4,000        (64,832)          -            (60,832)

Issuance of common stock, issued
   as compensation                            750,000         750,000           -              -            750,000

Net loss, year ended July 31, 1998               -               -          (781,595)          -           (781,595)
                                        -------------  --------------  -------------  -------------  --------------

Balance, July 31, 1998                     16,029,000         754,000       (846,427)          -            (92,427)

Net loss, six months ended
   January 31, 1999 (unaudited)                  -               -          (508,784)          -           (508,784)

Issuance of common stock
   (unaudited)                                160,133         198,200           -              -            198,200

Issuance of common stock as
   compensation (unaudited)                    20,000          30,000           -              -             30,000

Issuance of common stock for
   services rendered (unaudited)               72,500         108,750           -              -            108,750

Stock subscription receivable                    -               -              -           (14,609)        (14,609)
                                        -------------  --------------  -------------  -------------  --------------

Balance, January 31, 1999
   (unaudited)                             16,281,633  $    1,090,950  $  (1,355,211) $     (14,609) $     (278,870)
                                        =============  ==============  =============  =============  ==============


                See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
STATEMENTS OF CASH FLOWS


                                                                        Period From
                                                                         Inception
                                                                         (August 9,        Six Months Ended
                                                           Year Ended      1996)              January 31,
                                                            July 31,    to July 31,    -------------------------
                                                              1998         1997           1999          1998
                                                           ----------   -----------    -----------   -----------
                                                                                       (unaudited)   (unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES
    Net loss                                               $(781,595)    $(64,832)     $(508,784)     $(13,587)

    Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
       Depreciation                                            1,896        1,567          1,270           949
       Deferred income tax expense (benefit)                   7,496       (4,998)        (2,498)       (1,045)
       Common stock issued as compensation                   749,990         -           138,750          -
    Changes in assets and liabilities:
       Accounts receivable                                   (59,590)     (56,681)        65,025       (25,451)
       Deposits                                                 -            -            24,976          -
       Other current assets                                   (7,219)      (3,226)        10,445         2,287
       Accounts payable and accrued expenses                  92,191      127,895         87,824        76,075
                                                           ----------   -----------    -----------   -----------
                                                             784,764       64,557        325,792        52,815
                                                           ----------   -----------    -----------   -----------

       NET CASH PROVIDED BY (USED IN)
         OPERATING ACTIVITIES                                  3,169         (275)      (182,992)       39,228

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                        (2,332)     (14,796)        (5,954)       (2,332)

CASH FLOWS FROM FINANCING ACTIVITIES
    Advances from affiliate                                     -            -            30,000          -
    Net proceeds (repayments) from notes payable             (21,275)      21,275           -          (21,275)
    Net proceeds from line of credit                          29,212         -                 7        26,689
    Proceeds from issuance of common stock                        10        4,000        198,200          -
    Increase in stock subscriptions receivable                  -            -           (14,609)         -
                                                           ----------   -----------    -----------   -----------

       NET CASH PROVIDED BY (USED IN)
         FINANCING ACTIVITIES                                  7,947       25,275        213,598         5,414
                                                           ----------   -----------    -----------   -----------

NET INCREASE IN CASH                                           8,784       10,204         24,652        42,310

CASH AT BEGINNING OF PERIOD                                   10,204         -            18,988        10,204
                                                           ----------   -----------    -----------   -----------

CASH AT END OF YEAR                                        $  18,988     $ 10,204      $  43,640      $ 52,514
                                                           ----------   -----------    -----------   -----------
                                                           ----------   -----------    -----------   -----------

SUPPLEMENTAL CASH FLOW
  INFORMATION
    Interest paid                                          $   6,080     $  2,690      $   3,082      $  3,736
                                                           ----------   -----------    -----------   -----------
                                                           ----------   -----------    -----------   -----------

SUPPLEMENTAL NONCASH FINANCING
  ACTIVITIES
    July 31, 1998 issuance of 750,000 common
      shares in exchange for consulting services           $ 749,990     $   -         $    -         $   -
                                                           ----------   -----------    -----------   -----------
                                                           ----------   -----------    -----------   -----------
    January 31, 1999 issuance of 92,500
      common shares as compensation and for
      services rendered                                    $    -        $   -         $ 138,750      $   -
                                                           ----------   -----------    -----------   -----------
                                                           ----------   -----------    -----------   -----------


                See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE A - NATURE OF OPERATIONS

Houston InterWeb Design, Inc. (the Company) was incorporated in the State of Texas in August, 1996. The Company is engaged in the design and creation of internet websites for customers. The Company uses internally developed technology for the creation of websites, which it licenses to customers, which ensures that customers websites are brought up in front of an internet user irrespective of the search engine used.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying financial statements have been prepared assuming the Company will be able to continue as a going concern. The Company has a working capital deficit of $106,092 and a stockholders' deficit of $92,427 at July 31, 1998, and experienced significant losses in fiscal 1998 which raise doubts about the Company's ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital and to refinance its debt and ultimately attain profitable operations.

Management's plans include the following:

- Increasing revenues by attracting new customers by increasing its sales and market operations to develop an awareness by potential customers of the Company's ability to create valuable interactive web sites.

- As described in Note J, the Company recently entered into a contract with a corporation (reseller) to market and distribute software products manufactured and hosted by the Company. The amount of revenue, if any, as a result of the above contract cannot presently be determined.

-    Obtaining equity capital or debt financing.


PROPERTY AND EQUIPMENT: Property and equipment is stated at cost with depreciation calculated using the straight-line method over its estimated useful lives ranging from five to ten years. When assets are retired or otherwise removed from the accounts, any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred and significant renewals and improvements are capitalized.

REVENUE RECOGNITION: Revenues are recognized as services are provided, in accordance with customer agreements. For the year ended July 31, 1998, revenues from significant customers totaled $368,572. Included in this amount is $80,000 earned from a nonrecurring customer. Royalty income from website or other related licensing agreements is recognized as it is earned per the individual terms of each royalty agreement, and is generally comprised of a minimum amount which varies by customer, plus a stated percentage of the applicable licensee's sales. The Company uses the direct write-off method in accounting for bad debts, the results of which are not materially different from the allowance method.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES: The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using anticipated tax rates and laws that will be in effect when the differences are expected to reverse. The realizability of deferred tax assets are evaluated annually and a valuation allowance is provided if it is more likely than not that the deferred tax assets will not give rise to future benefits in the Company's tax returns.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM INFORMATION: The accompanying financial information as of January 31, 1999 and for the six months ended January 31, 1999 and 1998 has been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments, consisting of normal recurring accruals which are, in the opinion of management, necessary to fairly present such information in accordance with generally accepted accounting principles.


NOTE C - INVESTMENTS UNDER THE EQUITY METHOD

At July 31, 1998, the Company owned a 30% interest in an internet provider of pet medical records (the investee). The Company obtained this ownership interest in exchange for providing its internet website search engine technology to this investee. The Company believes the fair value of these services provided to this investee to be de minimis, and therefore, has recorded its 30% ownership interest in this investee at a zero basis on its balance sheet. Additionally, at July 31, 1998 and January 31, 1999, the activities of the investee had not commenced.


NOTE D - NOTE PAYABLE

Note payable consist of the following:


                                                                              July 31,
                                                                         -------------------
                                                                          1998        1997
                                                                         -------     -------
     Revolving line of credit with a bank, providing for
       $30,000 maximum borrowings; uncollateralized,
       bearing interest at prime plus 1%; interest payable
       monthly, principal payable on demand at the bank's
       option.                                                           $29,212     $    -
                                                                         -------     -------
                                                                         -------     -------


HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE E - INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at July 31, 1998 and 1997 are as follows:


                                                                              July 31,
                                                                         -------------------
                                                                           1998       1997
                                                                         --------    -------
     Deferred tax assets:
         Net operating loss carryforward                                 $290,373    $ 5,177
         Cash-to-accrual differences                                           -       4,998
                                                                         --------    -------

     Total gross deferred tax assets                                      290,373     10,175
     Less:  valuation allowance                                           290,373      5,177
                                                                         --------    -------
                                                                               -       4,998

     Deferred tax liabilities:
         Tax over book depreciation                                          (371)        -
         Cash-to-accrual differences                                       (2,127)        -
                                                                         --------    -------

     Total gross deferred tax liabilities                                  (2,498)        -
                                                                         --------    -------

     Net current deferred tax assets (liability)                         $ (2,498)   $ 4,998
                                                                         --------    -------
                                                                         --------    -------


The Company has net operating loss carryforwards of approximately $854,000 as of July 31, 1998, which expire through the year 2013. Valuation allowances have been provided for all net operating losses due to lack of evidence of future recoverability at July 31, 1998.

The difference between the reported income tax expense (benefit) and the income tax expense (benefit) computed by multiplying the loss before income taxes by the federal statutory income tax rate is as follows:


                                                                          Year Ended July 31,
                                                                         ---------------------
                                                                           1998         1997
                                                                         ---------    --------
     Current tax benefit computed at federal
       statutory tax rate                                                $(263,194)   $(23,742)

     Effect of marginal tax brackets                                            -       11,284

     Change in valuation allowance                                         285,196       5,177

     Other                                                                 (14,506)      2,283
                                                                         ---------    --------

     Total income tax expense (benefit)                                  $   7,496    $ (4,998)
                                                                         ---------    --------
                                                                         ---------    --------


HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE F - RELATED PARTY TRANSACTIONS

The Company has notes payable to its stockholders, unsecured, with interest payable at 6%, maturing July 31, 1998. Interest expense on these notes totaled approximately $293 in 1998 and $1,660 in 1997. The following is a summary of notes payable to stockholders:


                                                                              July 31,
                                                                         -------------------
                                                                           1998        1997
                                                                         -------     -------
     Lee Magness                                                         $    -      $15,897

     Harry White                                                              -        5,378
                                                                         -------     -------

                                                                         $    -      $21,275
                                                                         -------     -------
                                                                         -------     -------


In July 1998, the Company issued 4,545.4545 shares of its common stock to a publicly traded affiliate (certain officers and stockholders of the Company are directors and own stock in the affiliate) in exchange for ten dollars cash consideration and various consulting services provided. After giving effect to the 165 for 1 common stock split discussed below in Notes H and I, the amount of shares issued to this affiliate became 750,000. It is anticipated that this affiliate will subsequently distribute these 750,000 shares to its stockholders. In accordance with Financial Accounting Standards Board Statement in its Emerging Issues Task Force Issue 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, $749,990 was recognized to account for the fair value of the consulting services received from this affiliate.


NOTE G - COMMITMENTS AND CONTINGENCIES

The Company's minimum rental commitments under a noncancelable operating lease for office space is as follows:


              Years Ending July 31,
              ---------------------
                      1999                          $ 86,360
                      2000                            86,360
                      2001                            21,590
                                                    --------

                                                    $194,310
                                                    --------
                                                    --------


Total rental expense for the year ended July 31, 1998 was $21,105 and for the initial period ended July 31, 1997 was $10,450.

The Company has instituted legal proceedings against a party for breach of contract seeking damages of $300,000. The party has made a counter claim against the Company, but has not plead any amount of damages. Management is of the opinion that the counter claim filed by the party is without basis and that the Company will prevail. Accordingly, no gain or loss has been accrued in these financial statements pertaining to these proceedings. In January 1999, in accordance with a confidential and mutual release and settlement agreement, the Company received nominal consideration in exchange for the mutual releases of all parties.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE G - COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company has employment agreements with three of its stockholders providing a base annual salary through August, 2001. The base salary may be increased at the Company's option. In addition, this employment agreement entitles each of these stockholders to an annual bonus of 1% of the Company's earnings (before income taxes and depreciation) in excess of $5,000,000. Minimum annual commitments under these agreements amount to $360,000. Amounts incurred by the Company related to these employment agreements were $210,000 and $90,000 for the fiscal year ended July 31, 1998, and the initial period ended July 31, 1997, respectively, and $180,000 and $105,000 for the six months ended January 31, 1999 and 1998, respectively.


NOTE H - EARNINGS PER SHARE

In accordance with Financial Accounting Standards Board Statement 128, EARNINGS PER SHARE, basic earnings per common share amounts are calculated using the average number of common shares outstanding during each period, retroactively adjusted to give effect to the 165 for 1 common stock split discussed previously in Note F, and below in Note I. As there were no dilutive potential common shares outstanding during the year ended July 31, 1998, or during the initial period ended July 31, 1997, basic average shares outstanding and earnings per share are equal to diluted average shares outstanding and earnings per share, respectively, for the year ended July 31, 1998, and for the initial period ended July 31, 1997 and for the six month periods ended January 31, 1999 and 1998.


NOTE I - STOCKHOLDERS' EQUITY

Subsequent to July 31, 1998, in contemplation of the stock split and employee incentive stock option plan discussed below, the Company amended its articles of incorporation to increase its authorized capital to 50,000,000 common shares of no par value, and 5,000,000 preferred shares with $.01 par value. No preferred shares have been issued to date. All references herein have been restated to reflect the amended amounts.

On August 19, 1998, the Company effected a stock split on its common stock of 165 for 1 for stockholders of record on August 19, 1998. Subsequent to this stock split, and prior to October 31, 1998, the Company sold an additional 117,500 shares of its common stock to various individuals at prices ranging from $1 per share to $1.50 per share. As a result of the stock split and the subsequent sales of common stock, the total common stock of the Company issued and outstanding increased to 16,146,500 shares. All references to shares issued have been restated for the above stock split for all periods presented.

On August 21, 1998, the Company formed an incentive stock option plan for its employees under which 500,000 shares of common stock will be awarded to employees based upon criteria established under the plan. During February 1999, 288,000 options were issued to employees under this plan although no options have been exercised to date.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE J - SUBSEQUENT EVENTS

Subsequent to January 31, 1999, the Company has continued to issue shares of common stock to individuals for cash at prices ranging from $1.00 per share to $1.50 per share.

At the end of January 1999, the Company entered into a contract with a corporation (reseller) to market and distribute software products manufactured and hosted by the Company. The amount of revenue, if any, as a result of the above contract cannot presently be determined.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Texas law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The amended and restated articles of incorporation of the company limit the liability of directors of the company (in their capacity as directors but not in their capacity as officers) to the company or its stockholders to the fullest extent permitted by Texas law. Specifically, directors of the company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the company or an act or omission which involves intentional misconduct or a knowing violation of law, (iii) for an act or omission for which the liability of a director is expressly provided by an applicable statute, or (iv) for any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director's office. Section 2.41 of the Texas Business Corporation Act relates to directors' liability for unlawful dividends and stock issuances.

     The inclusion of this provision in the amended and restated articles of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the company and its stockholders.

     The company's amended and restated articles of incorporation provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by the Texas Business Corporation
Act. The amended and restated articles of incorporation include related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.


          SEC Registration Fee.................     $   100.00
          Printing and Engraving Expenses......       2,000.00
          Legal Fees and Expenses..............      40,000.00
          Accounting Fees and Expenses.........      35,000.00
          Miscellaneous........................       5,000.00
                                                    ----------
          TOTAL................................     $82,100.00
                                                    ----------
                                                    ----------


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In August 1996, the company issued an aggregate of 15,279,000 shares of common stock to three individuals and three entities for nominal consideration in connection with the company's formation. The company believes theses transactions were exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

     From August 1998 through November 1998, the company issued an aggregate of 160,133 shares of common stock in consideration for an aggregate of $197,499.50. The Company believes that the foregoing transactions are exempt from registration as a limited offering pursuant to Rule 504 of Regulation D.

     In July 1998, the company issued 750,000 shares of common stock to PinkMonkey.com for nominal consideration and services rendered. The company believes theses transactions were exempt from registration pursuant to
Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

     In November 1998, the company issued an aggregate of 72,500 shares of common stock to three individuals in consideration for services rendered.
The company believes theses transactions were exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

     In November 1998, the company issued an aggregate of 20,000 shares to three employees in consideration for services rendered. The company believes theses transactions were exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

     In January 1999, the company issued 66,667 shares of company common stock to an accredited individual for $100,000.00. The company believes theses transactions were exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

     In February 1999, the company issued 100,000 shares of company common stock to an accredited individual for $150,000.00. The company believes theses transactions were exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

ITEM 27.  EXHIBITS

                               INDEX TO EXHIBITS


EXHIBIT NO.         IDENTIFICATION OF EXHIBIT
-----------         -------------------------
3.1(1)              Amended and Restated Articles of Incorporation

3.2(1)              Articles of Amendment to the Articles of Incorporation

3.3(1)              By-Laws of the company

3.4(1) Articles of Correction to the Amended and Restated Articles of Incorporation

3.5(1) Articles of Correction to the Articles of Amendment to the Articles of Incorporation

4.1(1)              Form of Specimen of common stock

5.1(1)              Legal Opinion

8.1(3)              Tax Opinion

10.1(1) Letter Agreement between the company and PinkMonkey.com, Inc.


                                       II-2


10.2(1) Software License and Marketing Agreement between the company and Websource Media, L.L.C.

10.3(1)             Software Reseller Agreement between the company and Harry
                    Bauge

10.4(1)             Letter Agreement between the company and Harry Bauge

10.5(1)             Agreement between the company and NetTrade Online, L.L.C.

10.6(1)             Employment Agreement between the company and Harry White

10.7(1)             Employment Agreement between the company and Richard Finn

10.8(1)             Employment Agreement between the company and Lee Magness

10.9(3)             Lease Agreement

23.1(1)             Consent of Mann, Frankfort, Stein and Lipp, P.C.

23.2(2)             Consent of Brewer & Pritchard , P.C.

27.1(1)             Financial Data Schedule


_______________

(1) Filed as an Exhibit to the company's registration statement on Form SB-2 (File No. 67871) and herein incorporated by reference.
(2)  Contained in Exhibit 5.1.
(3)  Filed herewith.

ITEM 28.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

               ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               iii. Include any additional or changed material on the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)  i.   That, for the purpose of determining liability under the
                    Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of March, 1999.


                                       HOUSTON INTERWEB DESIGN, INC.


                                       By: /s/ HARRY L. WHITE
                                           -----------------------------
                                           HARRY L. WHITE, President and
                                           Chief Executive Officer

                           _________________________


     This registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                            Date
---------                            -----                            ----
/s/ HARRY L. WHITE
-------------------        President, Treasurer,                 March 18, 1999
HARRY L. WHITE             Secretary and Chairman


/s/ RICHARD J. FINN
-------------------        Chief Technical Officer and           March 18, 1999
RICHARD J. FINN            Director


/s/ LEE A. MAGNESS
-------------------        Chief Financial Officer, General      March 18, 1999
LEE A. MAGNESS             Counsel and Director
